Exhibit 10.23

CREDIT AND GUARANTY AGREEMENT

dated as of

April 16, 2014

among

LENDINGCLUB CORPORATION,

as Borrower,

The GUARANTORS Party Hereto,

The LENDERS Party Hereto

and

MORGAN STANLEY SENIOR FUNDING, INC.,

as Administrative Agent and Collateral Agent

MORGAN STANLEY SENIOR FUNDING, INC.,

CITICORP NORTH AMERICA INC.,

CREDIT SUISSE SECURITIES (USA) LLC,

J.P. MORGAN SECURITIES LLC, and

SILICON VALLEY BANK,

as Joint Lead Arrangers and Joint Bookrunners

JPMORGAN CHASE BANK, N.A., and

SILICON VALLEY BANK,

as Co-Syndication Agents

CITICORP NORTH AMERICA INC., and

CREDIT SUISSE AG,

as Co-Documentation Agents

SCHEDULES

Schedule 1.01	Permitted Holders
Schedule 2.01	Commitments
Schedule 3.04	Financial Condition
Schedule 3.05	Material Real Estate Assets
Schedule 3.06	Disclosed Matters
Schedule 3.12	Subsidiaries
Schedule 3.13	Plans
Schedule 3.19	Collateral
Schedule 5.10	Guarantors
Schedule 5.11	Additional Material Real Estate Assets
Schedule 6.01	Existing Debt
Schedule 6.02	Existing Liens
Schedule 6.05	Restrictive Agreements
Schedule 6.07	Investments

EXHIBITS

Exhibit A	Form of Assignment and Assumption
Exhibit B	Form of Administrative Questionnaire
Exhibit C	Form of Interest Election Request
Exhibit D	Tax Compliance Certificates
Exhibit E	Form of Note
Exhibit F	Form of Solvency Certificate
Exhibit G	Form of Compliance Certificate
Exhibit H	Form of Funding Notice
Exhibit I	Form of Intercompany Note
Exhibit J	Form of Joinder Agreement

v

This CREDIT AND GUARANTY AGREEMENT, dated as of April 16, 2014, among LENDINGCLUB CORPORATION, as the Borrower, the GUARANTORS from time to time party hereto, the LENDERS from time to time party hereto, MORGAN STANLEY SENIOR FUNDING, INC., as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, the “Collateral Agent”), JPMORGAN CHASE BANK, N.A. and SILICON VALLEY BANK, as syndication agents (collectively, and in such capacity, the “Syndication Agents”), CITICORP NORTH AMERICA INC. and CREDIT SUISSE AG, as documentation agents (collectively, and in such capacity, the “Documentation Agents”)

The Borrower (such term and each other capitalized term used and not otherwise defined herein having the meaning assigned to it in Article 1), has requested the Lenders to make Loans to the Borrower on the date hereof.

The proceeds of the Loans are to be used for the purposes described in Section 5.09. The Lenders are willing to make the Loans referred to in the preceding paragraph upon the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition Consideration” means the purchase consideration for any Permitted Acquisition and all other payments by the Borrower or any of its Restricted Subsidiaries in exchange for, or as part of, or in connection with, any Permitted Acquisition, whether paid in cash or by exchange of Equity Interests or of properties or otherwise and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any person or business acquired in connection with such Permitted Acquisition; provided that any such future payment that is subject to a contingency shall be considered Acquisition Consideration only to the extent of the reserve, if any, required under GAAP at the time of such sale to be established in respect thereto by the Borrower or any of its Restricted Subsidiaries.

“Acquisition” means any transaction or series of related transactions resulting in the acquisition by the Borrower or any of its Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Equity Interests of, or a business line or unit or a division of, any Person.

“Adjusted Eurocurrency Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the Eurocurrency Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” as defined in the preamble hereto and any successors thereto.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit B.

“Affected Lender” as defined in Section 2.12(b).

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent” means the Administrative Agent and the Collateral Agent or any of their respective successors or assigns.

“Agreement” means this Credit and Guaranty Agreement, as the same may hereafter be modified, supplemented, extended, amended, restated or amended and restated from time to time.

“Alternate Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1⁄2 of 1% and (c) the Adjusted Eurocurrency Rate for an Interest Period of one month commencing on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Eurocurrency Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Eurocurrency Rate, respectively.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Affiliates from time to time concerning or relating to bribery or corruption.

“Anti-Money Laundering Laws” has the meaning set forth in Section 3.18.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Loans represented by such Lender’s Loans; provided that if any Defaulting Lender exists at such time, the Applicable Percentage shall be calculated disregarding such Defaulting Lender’s Loans.

“Approved Fund” has the meaning set forth in Section 10.04.

“Arrangers” means Morgan Stanley Senior Funding, Inc., Citicorp North America Inc., Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC and Silicon Valley Bank in their capacities as joint lead arrangers and joint bookrunners, and any successors thereto.

“Asset Sale” means a sale, lease (as lessor or sublessor), sale and leaseback, license (as licensor or sublicensor), exchange, transfer or other disposition to, any Person, in one transaction or a series of transactions, of all or any part of the Borrower’s or any of its Restricted Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including the Equity Interests of any of the Borrower’s Subsidiaries, other than (a) inventory (or other assets, including intangible assets) sold, leased or licensed out in the ordinary course of business, (b) obsolete, surplus or worn-out property, (c) sales of Permitted Investments for the fair market value thereof, (d) dispositions of property (including the sale of any Equity Interest owned by such Person) from (i) any Restricted Subsidiary that is not a Guarantor to any other Restricted Subsidiary that is not a Guarantor or to any Obligor or (ii) any Obligor to any other Obligor, (e) dispositions of property in connection with casualty or condemnation events, (f) dispositions of past due accounts receivable in connection with the collection, write down or compromise thereof in the ordinary course of business, (g) dispositions of property to the extent that (x) such property is exchanged for credit against the purchase price of similar replacement property or (y) the proceeds of such disposition are promptly applied to the purchase price of such replacement property, (h) dispositions permitted by clause (a) of Section 6.03, (i) sales of Trust Certificates and Member Payment Dependent Notes in the ordinary course of business and (j) sale of Member Loans in their entirety to investors in the ordinary course of business.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Available Amount” means, at any time, an amount equal to:

(a) the sum, without duplication, of:

(i) an amount, not less than zero, equal to the aggregate amount, determined for all fiscal years commencing with the fiscal year ending on December 31, 2014, of 50% of Consolidated Excess Cash Flow for such fiscal year; plus

(ii) the amount of any capital contributions or proceeds of other equity issuances received as cash equity by the Borrower, in each case, during the period from and including the Business Day immediately following the Closing Date through and including the time of calculation; plus

(iii) $30,000,000; minus

(b) the aggregate amount of (x) any Restricted Payments made by the Borrower or any Restricted Subsidiary pursuant to Section 6.04(g) and (y) payments of consideration for Permitted Acquisitions made by the Borrower or any Restricted Subsidiary pursuant to clause (vi) of the definition of Permitted Acquisition, in each case after the Closing Date in reliance on the Available Amount.

“Bankruptcy Code” means Chapter 11 of Title 11 of the United States Code, as amended from time to time and any successor statute and all rules and regulations promulgated thereunder.

“Base Rate Loan” means a Loan that bears interest at the Alternate Base Rate. All Base Rate Loans shall be denominated in Dollars.

“Base Rate Margin” means 1.25% per annum.

“Beneficiary” means each Agent, Lender and Lender Counterparty.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” means the board of directors of the Borrower.

“Borrower” means LendingClub Corporation, a Delaware corporation.

“Borrowing” means Loans of the same Type made, converted or continued on the same date and, in the case of Eurocurrency Rate Loans, as to which a single Interest Period is in effect.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in New York City; provided that, when used in connection with a Eurocurrency Rate Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealing in Dollar deposits in the London interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided that, for the avoidance of doubt, any obligations relating to a lease that was accounted for by such Person as an operating lease as of the Effective Date and any lease entered into after the Effective Date by such Person that would properly have been accounted for as an operating lease under GAAP as in effect as of the Effective Date) shall be accounted for as obligations relating to an operating lease and not as Capital Lease Obligations.

“Change in Control” means (a) prior to an IPO, (i) the failure by the Permitted Holders to own, beneficially and of record, Equity Interests in the Borrower representing at least 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in the Borrower or (ii) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the Securities and Exchange Commission thereunder), other than the Permitted Holders, of Equity Interests in the Borrower (or in any Person of which the Borrower is a direct or indirect wholly-owned Subsidiary) representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in the Borrower (or such Person), (b) after an IPO, the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the Securities and Exchange Commission thereunder), other than the Permitted Holders, of Equity Interests in the Borrower (or, if not the Borrower, the Public Company) representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in the Borrower (or, if not the Borrower, the Public Company) or (c) persons who were (i) members of the Board of Directors on the date hereof (or, on the date of an IPO, were directors of the Public Company), (ii) nominated by the Board of Directors (or, in the case of such Person, nominated after the date of an IPO by the board of directors of such Person) or (iii) appointed by directors that were directors of the Borrower on the date hereof (or, in the case of such Person, directors of such Person on the date of an IPO) or directors nominated as provided in the preceding clause (ii), in each case other than any person whose initial nomination or appointment occurred as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors on the board of directors of the Borrower (or such Person) (other than any such solicitation made by the board of directors of the Borrower (or such Person)), ceasing to occupy a majority of the seats (excluding vacant seats) on the Board of Directors (or, in the case of such Person, on the board of directors of such Person).

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Clearing Account” has the meaning set forth in the Security Agreement.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means, collectively, all of the real, personal and mixed property (including Equity Interests) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

“Collateral Agent” as defined in the preamble hereto and any successors thereto.

“Collateral Documents” means the Security Agreement, the Intellectual Property Security Agreements, the Mortgages (if any) and all other instruments, documents and agreements delivered by or on behalf of any Obligor pursuant to this Agreement or any of the other Loan Documents in order to grant to, or perfect in favor of, the Collateral Agent, for the benefit of the Secured Parties, a first priority (except as otherwise permitted by Section 6.02 from time to time) security interest and Lien on the Collateral.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Loans hereunder, as such commitment may be (a) increased from time to time pursuant to Section 2.18 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 2.16 or Section 10.04. The initial amount of each Lender’s Commitment as of the Effective Date is set forth on Schedule 2.01. The initial aggregate amount of the Lenders’ Commitments as of the Effective Date is $50,000,000.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. §1 et seq.).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Adjusted EBITDA” means, for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans) and expenses associated with any loss from the early extinguishment of Indebtedness, (c) depreciation and amortization expense, (d) amortization or write-off of intangibles (including, but not limited to, goodwill) and organization costs, (e) costs and expenses in connection with any pending or threatened litigation, administrative proceeding or investigation, including any settlement costs in connection therewith, (f) expected cost savings, operating expense reductions and cost saving synergies related to Permitted Acquisitions after the Effective Date that are reasonably identifiable and factually supportable and are projected by the Borrower in good faith to result from actions that will be taken (in the good faith determination of the Borrower and evidenced by a certificate of the chief financial officer of the Borrower) within 12 months after such Permitted Acquisition is consummated; provided that such cost savings, operating expense reductions and cost savings synergies shall not exceed 7.5% of Consolidated Adjusted EBITDA (before giving effect to such adjustment) for any period, (g) Transaction Costs and costs and expenses incurred or paid in connection with Permitted Acquisitions, (h) any net loss incurred in such period from foreign currency exchanges, conversions, translations and/or contracts, (i) any restructuring charges or other non-recurring or extraordinary charges or losses, in each case determined in accordance with GAAP to the extent GAAP is applicable to such determination, (j) non-cash stock option and other equity-based compensation expenses, (k) any expenses or charges (other than depreciation or amortization expense) for such period related to any issuance by the Public Company of Equity Interests in connection with an IPO, whether or not such IPO is consummated, (l) any charges, expenses or losses from the write-down or write-off of Member Loans made by the Borrower or any Restricted Subsidiaries through the Borrower’s lending platform; provided that such charges, expenses or losses shall not exceed 5.0% of Consolidated Adjusted EBITDA (before giving effect to such adjustment) for any period and (m) any other non-cash charges, non-cash expenses or non-cash losses of the Borrower or any Restricted Subsidiaries for such period (excluding any such charge, expense or loss incurred in the ordinary course of business that constitutes an accrual of, or a reserve for, cash charges for any future period); provided, however, that cash payments made in such period or in any future period in respect of such non-cash charges, expenses or losses (excluding any such charge, expense or loss incurred in the ordinary course of business that constitutes an accrual of, or a reserve for, cash charges for any future period) shall be subtracted from Consolidated Net Income in calculating Consolidated Adjusted EBITDA in the period when such payments are made, and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (a) interest income, (b) any extraordinary income or gains determined in accordance with GAAP, (c) any income or gain from the early extinguishment of Indebtedness, (d) any net income or gain incurred in such period from foreign currency exchanges, conversions, translations and/or contracts and (e) any other non-cash income (excluding any items that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period that are described in the parenthetical to clause (l) above), all as determined on a consolidated basis.

“Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures of the Borrower and its Restricted Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in “purchase of property and equipment” or similar items, or which should otherwise be capitalized, reflected in the consolidated statement of cash flows of the Borrower and its Restricted Subsidiaries.

“Consolidated Current Assets” means, as at any date of determination, the total assets of the Borrower and its Restricted Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding cash and Permitted Investments.

“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of the Borrower and its Restricted Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding the current portion of long term debt.

“Consolidated Excess Cash Flow” means, for any period, an amount (if positive) equal to:

(i) the sum, without duplication, of the amounts for such period of (a) Consolidated Net Income, plus, (b) to the extent reducing Consolidated Net Income, the sum, without duplication, of amounts for non-cash charges reducing Consolidated Net Income, including for depreciation and amortization (excluding any such non-cash charge to the extent that it represents an accrual or reserve for potential cash charge in any future period or amortization of a prepaid cash gain that was paid in a prior period), plus (c) the Consolidated Working Capital Adjustment (if positive), minus

(ii) the sum, without duplication, of (a) the amounts for such period paid from internally generated cash of (1) repayments of Indebtedness for borrowed money (other than repayments of the Borrowings, Member Payment Dependent Notes (other than Repurchased Notes) and Trust Certificates in the ordinary course of business) and repayments of Capital Lease Obligations (excluding any interest expense portion thereof), (2) Consolidated Capital Expenditures and (3) purchase price for Permitted Acquisitions excluding (x) any amount deducted from clause (b)(y) of the definition of Available Amount and (y) Acquisition Consideration consisting of Equity

Interests of the Borrower (other than Disqualified Equity Interests), plus (b) other non-cash gains increasing Consolidated Net Income for such period (excluding any such non-cash gain to the extent it represents the reversal of an accrual or reserve for potential cash gain in any prior period), plus (c) the Consolidated Working Capital Adjustment (if negative).

“Consolidated Net Debt” means, at any time, Consolidated Total Debt minus the aggregate amount of Unrestricted cash and Permitted Investments held by the Borrower and its Restricted Subsidiaries, each determined at such time.

“Consolidated Net Income” means, for any period, the net income or loss of the Borrower and its consolidated Restricted Subsidiaries for such period, determined on a consolidated basis in conformity with GAAP; provided that there shall be excluded (a) the income of any Person that is not a consolidated Restricted Subsidiary except to the extent of the amount of cash dividends or similar cash distributions actually paid by such Person to the Borrower or, subject to clauses (b) and (c) below, any consolidated Restricted Subsidiary during such period, (b) the income of, and any amounts referred to in clause (a) above paid to, any consolidated Restricted Subsidiary of the Borrower to the extent that, on the date of determination, the declaration or payment of cash dividends or similar cash distributions by such Restricted Subsidiary is not permitted without any prior approval of any Governmental Authority that has not been obtained or is not permitted by the operation of the terms of the organizational documents of such Restricted Subsidiary, any agreement or other instrument binding upon such Restricted Subsidiary or any law applicable to such Restricted Subsidiary, unless such restrictions with respect to the payment of cash dividends and other similar cash distributions have been legally and effectively waived, and (c) the income or loss of, and any amounts referred to in clause (a) above paid to, any consolidated Restricted Subsidiary that is not wholly owned by the Borrower to the extent such income or loss or such amounts are attributable to the noncontrolling interest in such consolidated Restricted Subsidiary.

“Consolidated Total Assets” means, at any date of determination, the total amount of assets of the Borrower and its Restricted Subsidiaries, as set forth on the most recent financial statements delivered pursuant to Sections 5.01(a) and (b).

“Consolidated Total Debt” of the Borrower and its Restricted Subsidiaries, on any date, means all Indebtedness of the Borrower and its Restricted Subsidiaries on such date, as would be required to appear as a liability on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries, prepared as of such date in accordance with GAAP.

“Consolidated Working Capital” means, as at any date of determination, the excess of Consolidated Current Assets of the Borrower and its Restricted Subsidiaries over Consolidated Current Liabilities of the Borrower and its Restricted Subsidiaries.

“Consolidated Working Capital Adjustment” means, for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period. In calculating the Consolidated Working Capital Adjustment there shall be excluded the effect of reclassification during such period of current assets to long term assets and current liabilities to long term liabilities and the effect of any Permitted Acquisition and the designation of any Unrestricted Subsidiary as a Restricted Subsidiary or any Restricted Subsidiary as an Unrestricted Subsidiary during such period; provided that (i) there shall be included with respect to any Permitted Acquisition during such period an amount (which may be a negative number) equal to the difference between the Consolidated Working Capital acquired in such Permitted Acquisition as at the time of such Permitted Acquisition and the Consolidated Working Capital from such Permitted Acquisition at the end of such period and (ii) there shall be included with respect to any Unrestricted Subsidiary that is designated as a Restricted Subsidiary during such period an amount (which may be a negative number) equal to the difference between the Consolidated Working Capital gained in such designation as at the time of such designation and the Consolidated Working Capital from such designation at the end of such period.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Date” means the date of a Credit Extension.

“Credit Event” means each Borrowing, Credit Extension or New Commitment.

“Credit Extension” means the making of a Loan.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means, subject to Section 2.15, any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless, in each case, such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to such funding or payment (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has notified the Borrower, any Lender or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), or (c) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (c) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15) upon delivery of written notice of such determination to the Borrower and each Lender.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“Disqualified Equity Interest” means any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to 181 days after the Termination Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interests referred to this definition, in each case at any time on or prior to 181 days after the Termination Date or (c) contains any repurchase obligation which may come into effect prior to payment in full of all Obligations; provided, however, that any Equity Interests that would not constitute Disqualified Equity Interests but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Equity Interests upon the occurrence of a change in control or an asset sale occurring prior to the 181st day after the Termination Date shall not constitute Disqualified Equity Interests.

“Documentation Agents” as defined in the preamble hereto and any successors thereto.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied or waived by each Lender.

“Engagement Letter” means that certain Engagement Letter, dated as of February 13, 2014, between Morgan Stanley Senior Funding, Inc., as the engagement party, and the Borrower.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of investigation, reclamation or remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) compliance or noncompliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the presence, release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest; provided that Equity Interests shall not include (a) Trust Certificates or (b) any debt securities that are convertible into or exchangeable for any combination of Equity Interests and/or cash.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any person that for purposes of Title I or Title IV of ERISA or Section 412 of the Code would be deemed at any relevant time to be a single employer or otherwise aggregated with the Borrower or a Subsidiary under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“ERISA Event” means any one or more of the following: (a) any reportable event, as defined in Section 4043 of ERISA, with respect to a Pension Plan, as to which notice has not been waived under applicable PBGC regulations; (b) the termination of any Pension Plan under Section 4041(c) of ERISA; (c) the institution of proceedings by the PBGC under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (d) the failure to make a required contribution to any Pension Plan that would result in the imposition of a lien or other encumbrance or the provision of security under Section 430 of the Code or Section 303 or 4068 of ERISA, or the arising of such a lien or encumbrance; the failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived; or a determination that any Pension Plan is, or is expected to be, considered an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA; (e) engaging in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA with respect to a Plan; (f) the complete or partial withdrawal of any Borrower, Subsidiary or ERISA Affiliate from a Multiemployer Plan which results in the imposition of Withdrawal Liability; (g) the reorganization or insolvency under Title IV of ERISA of any Multiemployer Plan or (h) a determination that any Multiemployer Plan is in endangered or critical status under Section 432 of the Code or Section 305 of ERISA.

“Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Eurocurrency Rate.

“Eurocurrency Borrowing” means a Borrowing made at the Adjusted Eurocurrency Rate.

“Eurocurrency Rate” means:

(a) For any rate calculation with respect to a Eurocurrency Rate Loan on any date, the rate per annum equal to the rate appearing on Reuters Screen LIBOR01 Page or a comparable or successor rate which rate is approved by the Administrative Agent (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and

(b) For any rate calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the rate appearing on Reuters Screen LIBOR01 Page, at or about 11:00 a.m., London time determined two Business Days prior to such date for Dollar deposits with a term of one month commencing that day;

provided that, to the extent any such rate is below zero, it will be deemed to be zero; provided, further, that to the extent a comparable or successor rate is approved by the Administrative Agent in connection with any rate set forth in this definition, the approved rate shall be applied in a manner consistent with market practice; and provided, further, that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

“Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of “Eurocurrency Rate”.

“Eurocurrency Rate Margin” means 2.25% per annum.

“Event of Default” has the meaning set forth in Article 8.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant under a Loan Document by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act (or the application or official interpretation thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to any and all guarantees of such Guarantor’s Swap Obligations by other Obligors) at the time the Guarantee of such Guarantor, or a grant by such Guarantor of a security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office, located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.16) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.14, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.14(b) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Exposure” means, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Loans of such Lender.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Account” has the meaning set forth in the Security Agreement.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of the Borrower and its Subsidiaries ending on December 31st of each calendar year.

“Flood Hazard Property” means any Material Real Estate Asset located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Foreign Subsidiary” means any Subsidiary other than a Domestic Subsidiary.

“Funding Notice” means a notice substantially in the form of Exhibit H.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Grantor” has the meaning set forth in the Security Agreement.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided that the term Guarantee shall not include (a) Loan Repurchase Obligations or (b) endorsements for collection or deposit in the ordinary course of business, or customary indemnification obligations entered into in connection with any Permitted Acquisition or disposition of assets or of other entities (other than to the extent that the primary obligations that are the subject of such indemnification obligation would be considered Indebtedness hereunder).

“Guaranteed Obligations” as defined in Article 7.

“Guarantor” means those Subsidiaries listed on Schedule 5.10 and party hereto and any future Material Subsidiary of the Borrower that has delivered or a joinder agreement pursuant to Section 5.10 hereof.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Increase Amount Date” as defined in Section 2.18.

“Indebtedness” of any Person at any date means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of bankers’ acceptances, letters of credit, surety bonds or similar arrangements, (g) all Guarantees of such Person in respect of obligations of the kind referred to in clauses (a) through (f) above, and (h) all obligations of the kind referred to in clauses (a) through (g) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned or acquired by such Person, whether or not such Person has assumed or become liable for the payment of such obligation. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Obligor under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning set forth in Section 10.03(b).

“Intellectual Property” has the meaning set forth in Section 3.05(c).

“Intellectual Property Security Agreements” means the security agreements with respect to intellectual property to be executed in the forms attached to the Security Agreement.

“Intercompany Note” means the Pledged Global Intercompany Note in the form attached hereto as Exhibit I.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.11.

“Interest Payment Date” means (a) with respect to any Base Rate Loan, the last Business Day of each March, June, September and December and (b) with respect to any Eurocurrency Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, with the consent of each Lender, twelve months or less than one month) thereafter, as the Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period pertaining to a Eurocurrency Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

“Investment” means (a) any purchase or other acquisition by the Borrower or any of its Restricted Subsidiaries of, or of a beneficial interest in, any of the Equity Interests of any other Person (other than a Guarantor, and other than the repurchase of Trust Certificates); or (b) any loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business), extension of credit (by way of Guarantee or otherwise) or capital contributions by the Borrower or any of its Restricted Subsidiaries to any other Person (other than the Borrower or any Guarantor).

“IPO” means a bona fide underwritten sale to the public of common stock of the Borrower (or if not the Borrower, the Public Company) pursuant to a registration statement (other than on Form S-8 or any other form relating to securities issuable under any benefit plan of the Public Company or any of its Subsidiaries, as the case may be) that is declared effective by the Securities and Exchange Commission.

“IRS” means the United States Internal Revenue Service.

“Joinder Agreement” as defined in Section 5.10.

“Joint Venture” means a joint venture, partnership or other similar arrangement whether in corporate, partnership or other legal form; provided, in no event shall any Subsidiary of any Person be considered to be a Joint Venture.

“Lender Counterparty” means each Lender, each Agent and each of their respective Affiliates counterparty to a Swap Agreement (including any Person who is an Agent or a Lender (and any Affiliate thereof) at the time of entry into such Swap Agreement but subsequently, after entering into a Swap Agreement, ceases to be an Agent or a Lender (or an Affiliate thereof), as the case may be).

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or pursuant to a transaction contemplated by Section 2.18, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities (other than Loan Repurchase Obligations).

“Loan” means (a) a loan made by a Lender to the Borrower pursuant to Section 2.01(a) and/or (b) a New Term Loan.

“Loan Documents” means this Agreement (including any amendment hereto or waiver hereunder), the Notes (if any), any Joinder Agreement, any Increase Term Joinder and the Collateral Documents.

“Loan Repurchase Obligations” means obligations of the Borrower or a Restricted Subsidiary to repurchase Member Payment Dependent Notes or Member Loans sold by the Borrower or such Restricted Subsidiary, if such Member Payment Dependent Notes or Member Loan does not conform to representations made by the Borrower or such Restricted Subsidiary in the ordinary course of business or specified standards applicable to such Member Payment Dependent Note or Member Loan.

“Margin Stock” as defined in Regulation U of the Board of Governors as in effect from time to time.

“Material Adverse Effect” means a material adverse effect on (a) the business, property, financial condition or results of operations of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower and its Subsidiaries, taken as a whole, to make payments of principal and interest on the Loans, or (c) the rights of or remedies available to the Lenders or the Agents under any Loan Document.

“Material Indebtedness” means Indebtedness (other than any Indebtedness under the Loan Documents), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower or any Subsidiary in a principal amount exceeding $25,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Real Estate Asset” means any domestic fee owned Real Estate Asset having a fair market value in excess of $3,000,000.

“Material Subsidiary” means, at any date of determination, a Domestic Subsidiary (other than an Unrestricted Subsidiary) of the Borrower (a) whose total assets as of the most recent available quarterly or year-end financial statements were equal to or greater than 5% of the total assets of the Borrower and its Restricted Subsidiaries at such date (b) whose gross revenues as of the most recent available quarterly or year-end financial statements were equal to or greater than 5.0% of the consolidated gross revenues of the Borrower and its Restricted Subsidiaries for such period, in each case determined in accordance with GAAP or (c) that the Borrower determines should be a Guarantor hereunder (in which case such Subsidiary shall be deemed to be a Material Subsidiary solely for purposes of Section 5.10); provided that LC Trust I and any similar trust established after the date of this Agreement shall not be deemed to be a Material Subsidiary.

“Maturity Date” means April 16, 2017 (and if such date is not a Business Day, then the preceding Business Day).

“Member Loan” means a member loan facilitated through the Borrower’s lending platform.

“Member Payment Dependent Notes” means a note issued by the Borrower to investors, which note shall correspond to an individual Member Loan, or portion thereof, facilitated through the Borrower’s lending platform.

“Member Promissory Note” means any promissory note, electronic or tangible, indorsed or assigned to the Borrower and representing a Member Loan that is facilitated by the Borrower’s lending platform; provided that such promissory note corresponds with one or more Member Payment Dependent Notes or Trust Certificates.

“Mortgage” means a mortgage, deed of trust or other similar instrument reasonably satisfactory to Collateral Agent.

“Mortgaged Properties” means the real properties as to which the Collateral Agent for the benefit of the Secured Parties shall be granted a Lien pursuant to the Mortgages.

“Multiemployer Plan” means any multiemployer plan as defined in Section 4001(a)(3) of ERISA, which is contributed to by (or to which there is or could be an obligation to contribute of) the Borrower or a Subsidiary or an ERISA Affiliate, and each such plan for the five-year period immediately following the latest date on which the Borrower, a Subsidiary or an ERISA Affiliate contributed to or had an obligation to contribute to such plan.

“Net Insurance/Condemnation Proceeds” means an amount equal to: (a) any cash payments or proceeds (including cash equivalents) received by the Borrower or any Restricted Subsidiary (i) under any casualty insurance policy (excluding any business interruption insurance policy) in respect of a covered loss thereunder of any assets of the Borrower or any Restricted Subsidiary or (ii) as a result of the taking of any assets of the Borrower or any Restricted Subsidiary by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (b) (i) any actual and reasonable costs incurred by the Borrower or any Restricted Subsidiary in connection with the adjustment, settlement or collection of any claims of the Borrower or such Restricted Subsidiary in respect thereof, (ii) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the assets in question, (iii) in the case of a taking, the reasonable costs of putting any affected property in a safe and secure position, (iv) any bona fide direct costs incurred in connection with any sale of such assets as referred to in clause (a)(ii) of this definition, including income taxes payable as a result of any gain recognized in connection therewith and (v) in the case of any such proceeds received by a non-wholly owned Restricted Subsidiary, the pro rata portion of the Net Insurance/Condemnation Proceeds thereof attributable to minority interests and not available for distribution to or for the account of the Borrower or a wholly owned Restricted Subsidiary as a result thereof; provided, however, that (x) if the Borrower shall deliver a certificate of a Financial Officer to the Administrative Agent at the time of receipt thereof setting forth the Borrower’s intent to reinvest such proceeds in replacement of the assets lost to such casualty, or otherwise in productive assets of a kind then used or usable in the business of the Borrower or any Guarantor within 365 days of receipt of such proceeds and (y) no Event of Default shall have occurred and shall be continuing at the time of such certificate, such proceeds shall not constitute Net Insurance/Condemnation Proceeds except to the extent not so used or contractually committed with a third party to be so used.

“Net Proceeds” means (a) with respect to any Asset Sale, the cash proceeds (including cash equivalents and cash proceeds subsequently received (as and when received) in respect of non-cash consideration initially received), net of (i) selling costs and expenses (including reasonable broker’s fees or commissions, legal fees, deed or mortgage recording Taxes, transfer and similar Taxes), (ii) Taxes paid or reasonably estimated (by the Borrower’s good faith estimate) to be paid or payable in connection with such sale (including, where the proceeds are realized by a Restricted Subsidiary, any incremental foreign, state and/or local income Taxes imposed as a result of distributing (or the deemed distribution of) the relevant proceeds from any Restricted Subsidiary to the Borrower or any Restricted Subsidiary), (iii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or purchase price adjustment associated with such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve and not used to satisfy such liabilities or obligations, such amounts shall constitute Net Proceeds), (iv) the principal amount, premium or penalty, if any, interest and other amounts payable on any Indebtedness for borrowed money which is secured by the asset sold in such Asset Sale (other than any such Indebtedness assumed by the purchaser of such asset), (v) cash escrows (until released from escrow to the Borrower or any Restricted Subsidiary) from the sale price for such Asset Sale and (vi) in the case of any such proceeds received by a non-wholly owned Restricted Subsidiary, the pro rata portion of the Net Proceeds thereof attributable to minority interests and not available for distribution to or for the account of the Borrower or a wholly owned Restricted Subsidiary as a result thereof; provided, however, that, if (x) the Borrower shall deliver a certificate of a Financial Officer to the Administrative Agent at the time of receipt thereof setting forth the Borrower’s intent to reinvest such proceeds in productive assets (other than ordinary course current assets, it being understood that such limitation shall not apply to the acquisition of any Person, line of business or division) of a kind then used or usable in the business of the Borrower or any Guarantor within 365 days of receipt of such proceeds and (y) no Event of Default shall have occurred and shall be continuing at the time of such certificate, such proceeds shall not constitute Net Proceeds except to the extent not so used or contractually committed with a third party to be so used; provided, further, that if the amount of any estimated Taxes pursuant to clause (a)(ii) exceeds the amount of Taxes actually required to be paid in cash in respect of such Asset Sale, the aggregate amount of such excess shall constitute Net Proceeds; and (b) with respect to any issuance or incurrence of Indebtedness or Disqualified Equity Interests, the cash proceeds thereof, net of all Taxes and customary fees, commissions, costs, underwriting discounts and other expenses incurred in connection therewith.

“New Commitments” as defined in Section 2.18.

“New Term Loan Maturity Date” means the date on which New Term Loans of a Series shall become due and payable hereunder, as specified in the applicable joinder agreement, including by acceleration or otherwise.

“New Term Loans” as defined in Section 2.18.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 10.02 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-U.S. Plan” means any plan, fund (including, without limitation, any superannuation fund) or other similar program established, contributed to (regardless of whether through direct contributions or through employee withholding) or maintained outside the United States by the Borrower or one or more Subsidiaries primarily for the benefit of employees of the Borrower or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Note” has the meaning set forth in Section 2.03.

“Notice” means a Funding Notice or Interest Election Request.

“Obligations” means all amounts owing by any Obligor to the Agents (including former Agents), any Lender or any Lender Counterparty pursuant to the terms of this Agreement, any Secured Swap Agreement (including payments for early termination of any Secured Swap Agreements) or any other Loan Document (including, in each case, all interest which accrues after the commencement of any case or proceeding in bankruptcy after the insolvency of, or for the reorganization of the Borrower or any of its Subsidiaries, whether or not allowed in such case or proceeding).

“Obligors” means, collectively, the Borrower and the Guarantors.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.16).

“Participant” has the meaning set forth in Section 10.04(c)(i).

“Participant Register” has the meaning set forth in Section 10.04(c)(ii).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Plan” means any “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA maintained or contributed to by the Borrower, a Subsidiary or an ERISA Affiliate or to which the Borrower, a Subsidiary or an ERISA Affiliate has or could have an obligation to contribute, and each such plan subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA for the five-year period immediately following the latest date on which the Borrower, a Subsidiary or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to (or is deemed under Section 4069 of ERISA to have maintained or contributed to or to have had an obligation to contribute to, or otherwise to have liability with respect to) such plan.

“Perfection Certificate” means a certificate in form reasonably satisfactory to Collateral Agent that provides information with respect to the real, personal or mixed property of each Obligor.

“Permitted Acquisition” means (a) the Springstone Acquisition and (b) any transaction or series of related transactions resulting in the acquisition by the Borrower or any of its wholly owned Restricted Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets or Equity Interests of, or a business line or unit or a division of, any Person; provided,

(i) immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(ii) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable governmental approvals;

(iii) in the case of the purchase or other acquisition of Equity Interests, the Borrower shall have taken, or caused to be taken, promptly after the date such Person becomes a Subsidiary of the Borrower, each of the actions set forth in Section 5.10 or Section 5.11, if and as applicable;

(iv) the Borrower shall have delivered to the Administrative Agent (x) with respect to any transaction or series of related transactions involving Acquisition Consideration of more than $35,000,000, at least three Business Days prior to such proposed acquisition, notice of the aggregate Acquisition Consideration for such acquisition and (y) with respect to any transaction or series of related transactions involving Acquisition Consideration of more than $75,000,000, promptly upon request by the Administrative Agent, (1) a copy of the acquisition agreement related to the proposed Permitted Acquisition (and any related documents reasonably requested by the Administrative Agent) and (2) to the extent available, quarterly and annual financial statements of the Person whose Equity Interests or assets are being acquired for the twelve month period immediately prior to such proposed Permitted Acquisition, including any audited financial statements that are available;

(v) any Person or assets or division as acquired in accordance herewith shall be engaged in or related to a business permitted under Section 6.03(c); and

(vi) the total Acquisition Consideration paid in connection with all Permitted Acquisitions (excluding the Springstone Acquisition) occurring on or after the Effective Date (including any earn-out obligations (valued at the amount required by GAAP to be recorded as a liability at the time of consummation of the applicable Permitted Acquisition) but excluding any Indebtedness of any acquired Person that is assumed by the Borrower or any of its Restricted Subsidiaries following such acquisitions to the extent permitted under Section 6.01) pursuant to which the Person whose Equity Interests are acquired does not become a Guarantor shall not exceed, from the date of this Agreement, $150,000,000 plus the Available Amount, and plus any additional Acquisition Consideration consisting of Equity Interests of the Borrower (other than Disqualified Equity Interests).

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes, assessments or governmental charges or levies that are not yet due or are being contested in the manner described in clauses (a) and (b) of Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, landlord’s, supplier’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in compliance with Section 5.04;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case incurred in the ordinary course of business;

(e) Uniform Commercial Code financing statements filed (or similar filings under applicable law) solely as a precautionary measure in connection with loan sales or operating leases;

(f) judgment liens and deposits to secure obligations under appeal bonds or letters of credit in respect of judgments that do not constitute an Event of Default under clause (k) of Article 8; and

(g) easements, zoning restrictions, rights-of-way, encroachments and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary.

“Permitted Holders” means any Person listed on Schedule 1.01.

“Permitted Investments” shall mean:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of issuance thereof;

(b) investments in commercial paper maturing within 270 days from the date of issuance thereof and having, at such date of acquisition, a rating of at least “Prime 1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by S&P;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Administrative Agent or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000 and that issues (or the parent of which issues) commercial paper rated at least “Prime 1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by S&P;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (c) above;

(e) investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (d) above;

(f) instruments equivalent to those referred to in clauses (a) through (e) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Obligor organized in such jurisdiction; and

(g) following an IPO, debt and asset-backed securities that are rated at least Baa2 by Moody’s or BBB by S&P.

“Permitted Refinancing” means, with respect to any Person, any modification, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, renewal or extension and by an amount equal to any existing commitments unutilized thereunder, (b) such modification, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, renewed or extended, (c) to the extent such Indebtedness being modified, renewed or extended is subordinated in right of payment to the Obligations, such modification, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable, taken as a whole, to the Lenders (as determined in good faith by the Board of Directors) as those contained in the documentation governing the Indebtedness being modified, renewed or extended and (d) no person is an obligor under such modified, renewed or extended Indebtedness that either (a) was not an obligor under such Indebtedness prior to such modification, renewal or extension or (b) is not a Guarantor at the time of such modification, renewal or extension.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA (other than a Multiemployer Plan) maintained or contributed to by the Borrower, a Subsidiary or any ERISA Affiliate or to which the Borrower, a Subsidiary or an ERISA Affiliate has or could have an obligation to contribute, and each such plan for the five-year period immediately following the latest date on which the Borrower, a Subsidiary or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to (or is deemed under Section 4069 of ERISA to have maintained or contributed to or to have had an obligation to contribute to, or otherwise to have liability with respect to) such plan. For avoidance of doubt, the term “Plan” shall include any “Pension Plan”.

“Prime Rate” means the rate of interest per annum from time to time published in the “Money Rates” or successor section of The Wall Street Journal as being the “Prime Lending Rate” or, if more than one rate is published as the “Prime Lending Rate”, then the highest of such rates (each change in the Prime Rate to be effective as of the date of publication in The Wall Street Journal of a “Prime Lending Rate” that is different from that published on the preceding Business Day); provided that in the event that The Wall Street Journal shall, for any reason, fail or cease to publish the “Prime Lending Rate”, the Administrative Agent shall choose a reasonably comparable index or source to use as the basis for the “Prime Lending Rate”.

“Principal Office” for the Administrative Agent means such Person’s “Principal Office” as set forth on Appendix B, or such other office or office of a third party or sub-agent, as appropriate, as such Person may from time to time designate in writing to the Borrower, the Administrative Agent and each Lender.

“Pro Rata Share” means (a) with respect to all payments, computations and other matters relating to the Commitment or Loans of any Lender, the percentage obtained by dividing (i) the Exposure of that Lender by (ii) the aggregate Exposure of all Lenders and (b) with respect to all payments, computations and other matters relating to New Commitments or New Term Loans of a particular Series, the percentage obtained by dividing (i) the New Term Loan Exposure of that Lender with respect to that Series by (ii) the aggregate New Term Loan Exposure of all Lenders with respect to that Series. For all other purposes with respect to each Lender, “Pro Rata Share” means the percentage obtained by dividing (A) the Exposure of that Lender, by (B) the aggregate Exposure of all Lenders.

“Projections” means the projections of the Borrower and its Restricted Subsidiaries for the period of fiscal year 2014 through and including fiscal year 2016, prepared on a quarterly basis for the 2014 fiscal year and annually thereafter.

“Public Company” shall mean, after the IPO, the person that shall have issued Equity Interests pursuant to such IPO (such person being either the Borrower or an entity that is the direct parent of the Borrower).

“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Obligor in any real property.

“Recipient” means (a) the Administrative Agent and (b) any Lender.

“Register” as defined in Section 10.04(b)(iv).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Repurchased Loans” means Member Loans that have been repurchased by the Borrower or a Subsidiary thereof in the ordinary course of business or pursuant to its Loan Repurchase Obligations.

“Repurchased Notes” means Member Payment Dependent Notes that have been repurchased by the Borrower or a Subsidiary thereof in the ordinary course of business or pursuant to its Loan Repurchase Obligations.

“Required Lenders” means, at any time, Lenders having more than 50% of the aggregate outstanding principal amount of the Loans at such time. The Loans of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Responsible Officer” means any of the President, Chief Executive Officer, Senior Vice President, Treasurer, and Chief Financial Officer of the applicable Obligor, or any person designated by any such Obligor in writing to the Administrative Agent from time to time, acting singly.

“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any

Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund, similar deposit or withholding of shares for tax purposes, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any option, warrant or other right to acquire any such Equity Interests in the Borrower and (b) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness.

“Restricted Subsidiary” means any Subsidiary other than an Unrestricted Subsidiary; provided that upon the occurrence of any Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such subsidiary shall be included in the definition of “Restricted Subsidiary”.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Secured Parties” means the Agents, any Lender, any Indemnitee or any Lender Counterparty.

“Secured Swap Agreement” means a Swap Agreement among one or more Obligors and a Lender Counterparty.

“Security Agreement” means the Pledge and Security Agreement to be executed by each Obligor and the Collateral Agent (as such agreement may be amended, amended and restated, supplemented or otherwise modified from time to time).

“Series” means a series of Loans.

“Solvency Certificate” means a Solvency Certificate of a Financial Officer of the Borrower substantially in the form of Exhibit F.

“Solvent” means, with respect to the Borrower and its Subsidiaries on a particular date, that on such date (a) the fair value of the present assets of the Borrower and its Subsidiaries, taken as a whole, is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of the Borrower and its Subsidiaries, taken as a whole, (b) the present fair saleable value of the assets of the Borrower and its Subsidiaries, taken as a whole, is not less than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries, taken as a whole, on their debts as they become absolute and matured, (c) the Borrower and its Subsidiaries, taken as a whole, do not intend to, and do not believe that they will, incur debts or liabilities (including current obligations and contingent liabilities) beyond their ability to pay such debts and liabilities as they mature in the ordinary course of business and (d) the Borrower and its Subsidiaries, taken as a whole, are not engaged in business or a transaction, and are not about to engage in business or a transaction, in relation to which their property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Springstone” means Springstone Financial, LLC, a Delaware limited liability company.

“Springstone Acquisition” means the acquisition by the Borrower of Springstone pursuant to the Springstone Acquisition Agreement.

“Springstone Acquisition Agreement” means that certain draft Interest Purchase Agreement (together with all exhibits, schedules and disclosure letters thereto) by and among the Borrower, Springstone, the Sellers (as defined therein) and the PPS Agent (as defined therein), delivered to the Arrangers at [    :    ] New York City time on April [    ], 2014.

“Springstone Historical Financial Statements” means as of the Effective Date, the audited consolidated financial statements of Springstone for the three most recent fiscal years ended at least 90 days prior to the Effective Date as to which such financial statements are available.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurocurrency Rate Loans shall be deemed to constitute Eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” means any unsecured Indebtedness of any Obligor permitted under Section 6.01 that is by its terms subordinated in right of payment to the Obligations of such Obligor on terms reasonably satisfactory to the Administrative Agent.

“Subsidiary” means any subsidiary of the Borrower.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent and which is required by GAAP to be consolidated in the consolidated financial statements of the parent.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Swap Obligations” means with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Syndication Agents” as defined in the preamble hereto and any successors thereto.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholdings), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means (a) the Maturity Date or (b) the New Term Loan Maturity Date, as applicable.

“Test Period” in effect at any time means the period of four consecutive Fiscal Quarters of the Borrower ended on or prior to such time (taken as one accounting period) in respect of which financial statements for each Fiscal Quarter or Fiscal Year were required to be delivered hereunder.

“Total Exposure” means, for any Lender at any time, the sum of the aggregate principal amount of all outstanding Loans of such Lender.

“Total Leverage Ratio” means, at any date, the ratio of (a) Consolidated Total Debt as of such date to (b) Consolidated Adjusted EBITDA for the four Fiscal Quarter period ending on or most recently prior to such date.

“Total Net Leverage Ratio” means, at any date, the ratio of (a) Consolidated Net Debt as of such date to (b) Consolidated Adjusted EBITDA for the four Fiscal Quarter period ending on or most recently prior to such date.

“Transaction Costs” means the fees, costs and expenses payable by Borrower or any of Borrower’s Restricted Subsidiaries in connection with the Transactions.

“Transactions” means the execution, delivery and performance by the Obligors of each Loan Document to which it is a party, the consummation of the Springstone Acquisition, the borrowing of Loans, the payment of Transaction Costs and the use of the proceeds thereof.

“Trust Certificate” means trust certificates issued by LC Trust I, a Delaware business trust, or any similar trust established after the date hereof, pursuant to a private placement to accredited investors and qualified purchasers, which certificate shall correspond to Member Loans (or portions thereof) facilitated through the Borrower’s lending platform.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Eurocurrency Rate or the Alternate Base Rate.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“Unrestricted” means, when referring to cash or Permitted Investments, that such cash or Permitted Investments (a) do not appear (or would be required to appear) as “restricted” on the consolidated balance sheet of the Borrower (unless such appearance is related to the Liens granted to secure the Obligations), (b) are not subject to any Lien in favor of any Person other than the Collateral Agent for the benefit of the Secured Parties and (c) are otherwise generally available for use by the Borrower or any other Obligor.

“Unrestricted Subsidiary” means any Subsidiary of the Borrower that at the time of determination has previously been designated, and continues to be, an Unrestricted Subsidiary in accordance with Section 5.13.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended from time to time.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 2.14(f).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (b) the then outstanding principal amount of such Indebtedness.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

“Withholding Agent” means any Obligor and the Administrative Agent.

Section 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurocurrency Rate Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurocurrency Borrowing”).

Section 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, amendments and restatements, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (f) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

Section 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE 2

LOANS

Section 2.01 Loans; Borrowings.

(a) Commitments. Subject to the terms and conditions hereof on the Effective Date, each Lender severally agrees to make Loans to the Borrower in Dollars in an aggregate principal amount equal to its Commitment. Each Lender’s Commitment shall expire upon the making of the Loans on the Effective Date. Subject to the terms and conditions of the applicable Increase Term Joinder, on the applicable Increase Amount Date, each New Term Loan Lender under Section 2.18 severally agrees to make New Term Loans to the Borrower, in an aggregate principal amount equal to its New Commitment. Amounts prepaid or repaid in respect of any Loans may not be reborrowed.

(b) Borrowing Mechanics for Loans.

(i) Subject to Section 2.19, to request the making of the Loans hereunder, the Borrower shall deliver to the Administrative Agent a fully executed irrevocable Funding Notice no later than 10:00 a.m. (New York City time) at least three Business Days in advance of the proposed Credit Date in the case of a Eurocurrency Rate Loan and at least one Business Day in advance of the proposed Credit Date in the case of a Loan that is a Base Rate Loan. Notwithstanding the foregoing, the Administrative Agent may agree to shorter time periods with respect to the Funding Notice to be delivered with respect to the Borrowing on the Effective Date.

(ii) Promptly following receipt of the Funding Notice, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

(iii) Each Lender shall make the amount of its Loan available to the Administrative Agent not later than 12:00 p.m. (New York City time) on the applicable Credit Date by wire transfer of immediately available funds in Dollars, at the Principal Office of the Administrative Agent.

Section 2.02 Pro Rata Shares; Availability of Funds.

(a) Pro Rata Shares. All Loans shall be made by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder nor shall any Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder.

(b) Availability of Funds. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Applicable Percentage of such Borrowing, the Administrative Agent may assume that such Lender has made such Applicable

Percentage available on such date in accordance with Section 2.01 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its Applicable Percentage of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower or any Obligor may have against any Lender as a result of any default by such Lender hereunder.

Section 2.03 Evidence of Debt; Notes.

(a) Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of the Borrower to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on the Borrower, absent manifest error; provided that the failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s Obligations in respect of any applicable Loans; and provided, further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(b) Notes. If so requested by any Lender by written notice to the Borrower (with a copy to the Administrative Agent) at least two Business Days prior to the Effective Date, or at any time thereafter, the Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.04) on the Effective Date (or, if such notice is delivered after the Effective Date, promptly after the Borrower’s receipt of such notice) a note or notes in substantially the form of Exhibit E to evidence such Lender’s New Term Loan (each, a “Note”).

Section 2.04 Interest on Loans.

(a) Except as otherwise set forth herein, each Type of Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:

(i) if a Base Rate Loan, at the Alternate Base Rate plus the Base Rate Margin; or

(ii) if a Eurocurrency Rate Loan, at the Eurocurrency Rate plus the Eurocurrency Rate Margin for; and

(b) The basis for determining the rate of interest with respect to any Loan, and the Interest Period with respect to any Eurocurrency Rate Loan, shall be selected by the Borrower and notified to the Administrative Agent and Lenders pursuant to the applicable Funding Notice or Interest Election Request, as the case may be.

(c) In connection with Eurocurrency Rate Loans there shall be no more than three (3) Interest Periods outstanding at any time. In the event the Borrower fails to specify between a Base Rate Loan or a Eurocurrency Rate Loan in the applicable Funding Notice or Interest Election Request, such Loan (if outstanding as a Eurocurrency Rate Loan) will be automatically converted into a Base Rate Loan on the last day of the then current Interest Period for such Loan (or if outstanding as a Base Rate Loan will remain as, or (if not then outstanding) will be made as, a Base Rate Loan). In the event the Borrower fails to specify an Interest Period for any Eurocurrency Rate Loan in the applicable Funding Notice or Interest Election Request, the Borrower shall be deemed to have selected an Interest Period of one month. As soon as practicable after 10:00 a.m. (New York City time) on each Interest Rate Determination Date, the Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurocurrency Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing) to the Borrower and each Lender.

(d) Interest payable pursuant to Section 2.04(a) shall be computed (i) in the case of Base Rate Loans on the basis of a 365 day or 366 day year, as the case may be, and (ii) in the case of Eurocurrency Rate Loans, on the basis of a 360 day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a Eurocurrency Rate Loan, the date of conversion of such Eurocurrency Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurocurrency Rate Loan, the date of conversion of such Base Rate Loan to such Eurocurrency Rate Loan, as the case may be, shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

(e) Except as otherwise set forth herein, interest on each Loan (i) shall accrue on a daily basis and shall be payable in arrears on each Interest Payment Date with respect to interest accrued on and to each such payment date; (ii) shall accrue on a daily basis and shall be payable in arrears upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) shall accrue on a daily basis and shall be payable in arrears at maturity of the Loans, including final maturity of the Loans; provided, however, with respect to any voluntary prepayment of a Base Rate Loan, accrued interest shall instead be payable on the applicable Interest Payment Date.

Section 2.05 Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 8.01(a), (h) or (i), the principal amount of all Loans outstanding and, to the extent permitted by applicable law, any interest payments on the Loans or any fees or other amounts owed hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under Debtor Relief Laws) payable on demand at a rate that is 2% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans that are Loans); provided, in the case of Eurocurrency Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such Eurocurrency Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.05 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or any Lender.

Section 2.06 Fees.

(a) On the Effective Date, the Borrower agrees to pay to the Administrative Agent for the account of each Lender an upfront fee equal to 0.375% of the aggregate principal amount of the Commitments, payable to each Lender pro rata in accordance with the amount of such Lender’s Commitment.

(b) In addition to any of the foregoing fees, the Borrower agrees to pay to Agents or Arrangers such other fees in the amounts and at the times separately agreed upon.

(c) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of upfront fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

Section 2.07 Repayment of Loans.

(a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each initial Loan issued on the Effective Date on the Maturity Date. The Borrower shall pay to the Administrative Agent, for the account of the Lenders, on the dates set forth below (each such date being called a “Repayment Date”) a principal amount of the initial Loans issued on the Effective Date (as adjusted from time to time pursuant to Section 2.08, Section 2.09, and Section 2.18) equal to the amount set forth below for such date, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment:

Repayment Date	Amount
June 30, 2014	$312,500
September 30, 2014	$312,500
December 31, 2014	$312,500
March 31, 2015	$312,500
June 30, 2015	$312,500
September 30, 2015	$312,500
December 31, 2015	$312,500
March 31, 2016	$312,500
June 30, 2016	$312,500
September 30, 2016	$312,500
December 31, 2016	$312,500

(b) In the event that any New Term Loans are made on an Increase Amount Date, the Borrower shall repay such New Term Loans on the dates and in the amounts as to be agreed.

Section 2.08 Voluntary Prepayments.

(a) Any time and from time to time:

(i) with respect to Base Rate Loans, the Borrower may prepay any such Loans on any Business Day in whole or in part, in an aggregate minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess of that amount (or if less, the remaining outstanding principal amount of such Loans); and

(ii) with respect to Eurocurrency Rate Loans, the Borrower may prepay any such Loans on any Business Day in whole or in part in an aggregate minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess of that amount (or if less, the remaining outstanding principal amount of such Loans).

(b) All such prepayments shall be made:

(i) upon not less than one Business Day’s prior written notice in the case of Base Rate Loans; and

(ii) upon not less than three Business Days’ prior written notice in the case of Eurocurrency Rate Loans denominated in Dollars;

in each case given to the Administrative Agent, as the case may be, by 12:00 p.m. (New York City time) on the date required (and the Administrative Agent will promptly distribute such original notice to each Lender). Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein; provided, however, if a notice of prepayment is given in connection with a conditional notice of termination, such notice may be revoked, subject to Section 2.12(c). Any such voluntary prepayment shall be applied to such remaining scheduled installments of principal of the Loans as directed by the Borrower. All prepayments of Borrowings under this Section 2.08 shall be subject to Section 2.12(c) but shall otherwise be without premium or penalty.

Section 2.09 Mandatory Prepayments. Not later than the third Business Day following the receipt by the Borrower and its Subsidiaries of Net Proceeds in respect of any Asset Sale permitted pursuant to Section 6.03(b)(ii) or (iii), the Borrower shall apply an amount equal to 100% of the Net Proceeds received with respect thereto to prepay outstanding Loans in accordance with this Section 2.09; provided, however, no such payment shall be required to be made until the Net Proceeds equal $1,000,000 on a cumulative basis for all such Asset Sales.

(a) Not later than the third Business Day following the receipt by the Borrower and its Subsidiaries of Net Insurance/Condemnation Proceeds in excess of $1,000,000 arising from any event or series of related events, the Borrower shall apply an amount equal to 100% of such excess Net Insurance/Condemnation Proceeds to prepay outstanding Loans in accordance with this Section 2.09.

(b) In the event that any Obligor or any Restricted Subsidiary of an Obligor shall receive Net Proceeds from the issuance or incurrence of Indebtedness of any Obligor or any Restricted Subsidiary of an Obligor (other than any cash proceeds from the issuance of Indebtedness permitted pursuant to Section 6.01) or Disqualified Equity Interests, the Borrower shall, substantially simultaneously with (and in any event no later than the third Business Day next following) the receipt of such Net Proceeds by such Obligor or such Restricted Subsidiary, apply an amount equal to 100% of such Net Proceeds to prepay outstanding Loans in accordance with this Section 2.09.

(c) The Borrower shall deliver to the Administrative Agent, at the time of each prepayment required under this Section 2.09, (i) a certificate signed by a Financial Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment and (ii) to the extent practicable, at least three Business Days’ prior written notice of such prepayment. Each notice of prepayment shall specify the prepayment date, the Type of each Loan being prepaid and the principal amount of each Loan (or portion thereof) to be prepaid. All prepayments of Borrowings under this Section 2.09 shall be subject to Section 2.12(c) but shall otherwise be without premium or penalty. All prepayments of Borrowings under this Section 2.09 shall be applied on a pro rata basis to the remaining scheduled installments of principal of the Loans.

Section 2.10 General Provisions Regarding Payments.

(a) All payments by the Borrower of principal, interest, fees and other Obligations shall be made in Dollars in immediately available funds, without defense, recoupment, setoff or counterclaim, free of any restriction or condition, and delivered to the Administrative Agent not later than 11:00 a.m. (New York City time) on the date due at the Principal Office of the Administrative Agent for the account of Lenders; for purposes of computing interest and fees, funds received by the Administrative Agent after that time on such due date shall be deemed to have been paid by the Borrower on the next succeeding Business Day. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.

(b) All payments in respect of the principal amount of any Loan shall be accompanied by payment of accrued interest and any other related amounts owed, including pursuant to Section 2.12(c), on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest then due and payable before application to principal.

(c) All prepayments and repayment of a Borrowing shall be applied ratably to the Lenders in accordance with their Applicable Percentages. The Administrative Agent (or its agent or sub-agent appointed by it) shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, to the extent received by the Administrative Agent.

(d) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(e) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f) Notwithstanding the foregoing provisions hereof, if any Interest Election Request is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurocurrency Rate Loans, the Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(g) Subject to the provisos set forth in the definition of “Interest Period” as they may apply to Loans, whenever any payment to be made hereunder with respect to any Loan shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the Commitment fees hereunder.

Section 2.11 Interest Elections.

(a) Each Borrowing initially shall be of the Type specified in the Funding Notice and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Funding Notice. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated among the Lenders holding the Loans comprising such Borrowing in accordance with their respective Applicable Percentages, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone (subject to the notice requirements set forth in Section 2.18) by the time that a Funding Notice would be required under Section 2.01(b) if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written request (an “Interest Election Request”) in substantially the form of Exhibit C attached hereto and signed by the Borrower.

(c) Each written Interest Election Request shall specify the following information in compliance with Section 2.01(b):

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a Eurocurrency Borrowing with an Interest Period of one month’s duration. Notwithstanding any contrary provision hereof, if a Default has occurred and is continuing, (i) no outstanding Borrowing may be converted to or continued as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

(f) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to elect to convert or continue any Borrowing of Loans if the Interest Period requested with respect thereto would end after the relevant Termination Date.

Section 2.12 Making or Maintaining Eurocurrency Rate Loans.

(a) Inability to Determine Applicable Interest Rate. In the event that the Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto, absent manifest error), on any Interest Rate Determination Date with respect to any Eurocurrency Rate Loans, that by reason of circumstances affecting the applicable interbank markets adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of Adjusted Eurocurrency Rate, the Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to the Borrower and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, Eurocurrency Rate Loans until such time as the Administrative Agent notifies the Borrower and Lenders that the circumstances giving rise to such notice no longer exist, and (ii) any Funding Notice or Interest Election Request given by the Borrower with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by the Borrower or, at the Borrower’s request, made as a Base Rate Loan (in Dollars).

(b) Illegality or Impracticability of Eurocurrency Rate Loans. In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto) that the making, maintaining or continuation of its Eurocurrency Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the applicable interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by e-mail, telefacsimile or by telephone confirmed in writing) to the Borrower and the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each other Lender). If the Administrative Agent receives a notice from (x) any Lender pursuant to clause (i) of the preceding sentence or (y) a notice from Lenders constituting the Required Lenders pursuant to clause (ii) of the preceding sentence, then (i) the obligation of the Lenders (or, in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender) to make Loans as, or to convert Loans to, Eurocurrency Rate Loans shall be suspended until such notice shall be withdrawn by each Affected Lender, (ii) to the extent such determination by the Affected Lender relates to a Eurocurrency Rate Loan then being requested by the Borrower pursuant to a Funding Notice or an Interest Election Request, the Lenders (or in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender) shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan, (iii) the Lenders’ (or in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender’s) obligations to maintain their respective outstanding Eurocurrency Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (iv) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurocurrency Rate Loan then being requested by the Borrower pursuant to a Funding Notice or an Interest Election Request, the Borrower shall have the option, subject to the provisions of Section 2.12(c), to rescind such Funding Notice or Interest Election Request as to all Lenders by giving written or telephonic notice (promptly confirmed by delivery of written notice thereof) to the Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission the Administrative Agent shall promptly transmit to each other Lender).

(c) Compensation for Breakage or Non Commencement of Interest Periods. The Borrower shall compensate each Lender, upon written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid or payable by such Lender to Lenders of funds borrowed by it to make or carry its Eurocurrency Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender) a borrowing of any Eurocurrency Rate Loan does not occur on a date specified therefor in a Funding Notice or a telephonic request for borrowing, or a conversion to or continuation of any Eurocurrency Rate Loan does not occur on a date specified therefor in an Interest Election Request or a telephonic request for conversion or continuation; (ii) if any prepayment or other principal payment of, or any conversion of, any of its Eurocurrency Rate Loans (including in connection with the replacement of a Lender pursuant to Section 2.16) occurs on a date prior to the last day of an Interest Period applicable to that Loan; or (iii) if any prepayment of any of its Eurocurrency Rate Loans is not made on any date specified in a notice of prepayment given by the Borrower.

(d) Booking of Eurocurrency Rate Loans. Any Lender may make, carry or transfer Eurocurrency Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.

Section 2.13 Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted Eurocurrency Rate);

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the applicable interbank market any other condition, cost or expense (other than Indemnified Taxes and Excluded Taxes) affecting this Agreement or Eurocurrency Rate Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making or maintaining any Eurocurrency Rate Loan (or, in the case of a Change in Law with respect to Taxes, any Loan) or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender or to reduce the amount of any sum received or receivable by such Lender, or such other Recipient hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender, or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments hereunder or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 15 days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefore; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive (or has retroactive effect), then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.14 Taxes.

(a) Any and all payments by or on account of any obligation of any Obligor under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Obligor shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) The Obligors shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) The Obligors shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability shall be delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, and such certificate shall be conclusive absent manifest error.

(d) Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Obligor has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Obligors to do so) and (ii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e) As soon as practicable after any payment of Taxes by any Obligor to a Governmental Authority pursuant to this Section 2.14, such Obligor shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.14(f)(A), (B) and (D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, as long as the Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Lender that is not a U.S. Person shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

i. in the case such Lender claims the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form

W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

ii. executed originals of IRS Form W-8ECI;

iii. in the case such Lender claims the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

iv. to the extent such Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if such Lender is a partnership and one or more direct or indirect partners of such Lender claim the portfolio interest exemption, such Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner;

(C) any Lender that is not a U.S. Person shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

(iii) Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.14 (including by the payment of additional amounts pursuant to Section 2.14(a)), it shall pay to the applicable indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Each party’s obligations under this Section 2.14 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.15 Pro Rata Treatment; Sharing of Set-offs. If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Section 2.16 Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.12, Section 2.13, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12, Section 2.13 or Section 2.14, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If (i) any Lender requests compensation under Section 2.13, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, or (iii) any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement and the other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments, (iv) such assignment does not conflict with applicable law and (v) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, (x) the applicable assignee shall have consented to, or shall consent to, the applicable amendment, waiver or consent and (y) the Borrower exercises its rights pursuant to this clause (b) with respect to all Non-Consenting Lenders relating to the applicable amendment, waiver or consent. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 2.17 Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) any payment of principal, interest, fees, indemnity payments or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 8 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 4.01 and/or 4.02, as applicable were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with their Applicable Percentages (without giving effect to this Section 2.17(a)(i)). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.17(a)(i) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(ii) no Defaulting Lender shall be entitled to receive any fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee, or reimburse any costs or expenses, that otherwise would have been required to have been paid to that Defaulting Lender).

(b) Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with their respective Applicable Percentages, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

(c) Amendments and Waivers. The Loans of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 10.02); provided that any waiver, amendment or modification requiring the consent of all Lenders which affects such Defaulting Lender disproportionately when compared to other Affected Lenders shall require the consent of such Defaulting Lender, and, provided, further, that any waiver, amendment or modification that would otherwise require the consent of such Defaulting Lender as an Affected Lender pursuant to Section 10.02, shall require the consent of such Defaulting Lender.

Section 2.18 Incremental Facilities.

(a) Request. The Borrower may at any time and from time to time after the Effective Date by written notice to the Administrative Agent elect to request the establishment of one or more new term loan facilities (each, an “New Term Facility”) with term loan commitments (each, a “New Commitment”) in an amount not in excess of (i) $25,000,000 plus (ii) such other amount to the extent that after giving effect to such New Term Facility and the application of proceeds thereof, the Total Net Leverage Ratio does not exceed 5.00:1.00; provided that the aggregate principal amount of all New Term Facilities shall not exceed $75,000,000. Each such notice shall specify (x) the date (each, an “Increase Amount Date”) on which the Borrower proposes that the New Commitment shall be effective, which shall be a date not less than ten (10) Business Days after the date on which such notice is delivered to the Administrative Agent (or such shorter period as the Administrative Agent may agree) and (y) the identity of each Person (which, if not a Lender, an Approved Fund or an Affiliate of a Lender, shall be reasonably satisfactory to the Administrative Agent) to whom the Borrower proposes any portion of such New Commitment be allocated and the amounts (which shall be in an aggregate amount of not less than $5,000,000) of such allocations.

(b) Conditions. With respect to any New Commitments made after the Effective Date, such New Commitment shall become effective, as of such Increase Amount Date; provided that:

(i) each of the conditions set forth in Section 4.02 shall be satisfied;

(ii) no Default or Event of Default shall have occurred and be continuing or would result from the borrowings to be made on the Increase Amount Date; and

(iii) the Borrower shall deliver or cause to be delivered any customary legal opinions or other certificates reasonably requested by the Administrative Agent in connection with any such transaction.

(c) Terms of New Term Loans and New Commitments. The terms and provisions of the New Term Loans made pursuant to the New Commitments shall be as follows:

(i) terms and provisions of Loans made pursuant to New Commitments (the “New Term Loans”) shall be on terms consistent with the existing Loans (except as otherwise set forth herein) and, to the extent not consistent with such existing Loans, on terms reasonably acceptable to the Administrative Agent and Borrower (except as otherwise set forth herein) (it being understood that New Term Loans may be part of the existing tranche of Loans or may comprise one or more new tranches of Loans);

(ii) the Weighted Average Life to Maturity of all New Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the existing Loans;

(iii) the New Term Loan Maturity Date shall not be earlier than the Maturity Date;

(iv) the applicable yield for the New Term Loans shall be determined by the Borrower and the applicable new Lenders; provided, however, that the applicable yield (which, for such purposes only, shall be deemed to include all upfront or similar fees or original issue discount based on a four (4) year average life or, if less, the remaining life to maturity payable to all Lenders providing such New Term Loans but shall exclude customary arrangement or commitment fees payable to any arranger, bookrunner or its affiliates in connection with the New Term Loans) for the New Term Loans shall not be greater than the highest applicable yield that may, under any circumstances, be payable with respect to Loans plus 50 basis points, except to the extent that the applicable yield applicable to the Loans is increased to the extent necessary to achieve the foregoing;

(v) the New Term Loans shall rank pari passu or junior in right of payment and pari passu or junior in right of security with the Loans (on terms reasonably satisfactory to the Administrative Agent); and

(vi) to the extent any Eurocurrency Rate “floor” or Alternate Base Rate “floor” is imposed on the New Term Loans, the highest of such Eurocurrency Rate “floors” or Alternate Base Rate “floors” shall be applied to the Loans.

The New Commitments shall be effected by a joinder agreement (the “Increase Term Joinder”) executed by the Borrower, the Administrative Agent and each Lender making such New Commitment, in form and substance reasonably satisfactory to each of them. The Increase Term Joinder may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section. In addition, unless otherwise specifically provided herein, all references in the Loan Documents to Loans shall be deemed, unless the context otherwise requires, to include references to New Term Loans made pursuant to this Agreement.

(d) Making of Incremental Term Loans. On any Increase Amount Date on which New Commitments are effective, subject to the satisfaction of the foregoing terms and conditions, each Lender of such New Commitment shall make a New Term Loan to the Borrower in an amount equal to its New Commitment. Each such Lender under the New Term Facility shall become a Lender hereunder

(e) Equal and Ratable Benefit. The New Term Loans and New Commitments established pursuant to this Section shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from security interests created by the Collateral Documents and the guarantees of the Guarantors. The Obligors shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Lien and security interests granted by the Collateral Documents continue to be perfected under the Uniform Commercial Code or otherwise after giving effect to the establishment of any such class of New Term Loans or any such New Commitments.

Section 2.19 Notices. Any Notice shall be executed by a Responsible Officer in a writing delivered to the Administrative Agent. In lieu of delivering a Notice, the Borrower may give the Administrative Agent telephonic notice by the required time of any proposed borrowing, or conversion/continuation, as the case may be; provided each such notice shall be promptly confirmed in writing by delivery of the applicable Notice to the Administrative Agent on or before the close of business on the date that the telephonic notice is given. In the event of a discrepancy between the telephone notice and the written Notice, the written Notice shall govern. Neither the Administrative Agent nor any Lender shall incur any liability to the Borrower in acting upon any telephonic notice referred to above that the Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized on behalf of the Borrower or for otherwise acting in good faith.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Each of the Borrower and each other Obligor represent and warrant to the Lenders that:

Section 3.01 Organization; Powers. Each of the Borrower and its Restricted Subsidiaries is (i) duly organized, validly existing and (to the extent the concept is applicable in such jurisdiction) in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and is (ii) qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required except where the failure to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.02 Authorization; Enforceability. The Transactions are within the Borrower’s and each Guarantor’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational and, if required, equity holder action. Each of the Borrower and the Guarantors has duly executed and delivered each of the Loan Documents to which it is party, and each of such Loan Documents constitute its legal, valid and binding obligations, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03 Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect and (ii) those approvals, consents, registrations, filings or other actions, the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect, (b) except as would not reasonably be expected to have a Material Adverse Effect, will not violate any applicable law or regulation or any order of any Governmental Authority, (c) will not violate any charter, by-laws or other organizational document of the Borrower or any of its Subsidiaries, (d) except as would not reasonably be expected to have a Material Adverse Effect, will not violate or result in a default under any indenture, agreement or other instrument (other than the agreements and instruments referred to in clause (c)) binding upon the Borrower or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries, and (e) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries (other than Liens created pursuant to the Collateral Documents).

Section 3.04 Financial Condition; No Material Adverse Change.

(a) As of the Effective Date, the Borrower has heretofore furnished to the Administrative Agent its audited consolidated balance sheet and related consolidated statements of income, cash flows and stockholders’ equity as of and for the fiscal years ended 2013, 2012 and 2011. As of the Effective Date, the Borrower has heretofore furnished to the Administrative Agent the Springstone Historical Financial Statements. As of the Effective Date, other than as set forth on Schedule 3.04, such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the unaudited financial statements.

(b) The Borrower has heretofore delivered to the Lenders its unaudited pro forma consolidated balance sheet and restated statement of income as of December 31, 2013, prepared giving effect to the Transactions as if they had occurred on such date for the fiscal year ended December 31, 2013. Such pro forma consolidated balance sheet has been prepared in good faith by the Borrower, it being understood that no such pro forma balance sheet shall be required to include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Codified 805, Business Combinations (formerly SFAS 141R)).

(c) Since December 31, 2013, no event, development or circumstance exists or has occurred that has had or would reasonably be expected to have a material adverse effect on the business, property, financial condition or results of operations of the Borrower and its Subsidiaries, taken as a whole.

(d) Neither the Borrower nor any of its Subsidiaries has any contingent liability or liability for Taxes, long term lease or unusual forward or long term commitment that is not reflected in the financial statements referenced in clause (a) above or the notes thereto and which in any such case would reasonably be expected to result in a Material Adverse Effect.

Section 3.05 Properties. (a) Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in or rights to use, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes. Such properties and assets are free and clear of Liens, other than Liens permitted by Section 6.02.

(b) As of the Effective Date, Schedule 3.05 contains a true, accurate and complete list of all Material Real Estate Assets.

(c) Each of the Borrower and its Subsidiaries owns, or is licensed or otherwise has the rights to use, all trademarks, tradenames, copyrights, patents, software, internet domain names, trade secrets, know-how and other intellectual property rights, including registrations and applications for registration of, and all goodwill associated with, the foregoing (“Intellectual Property”), material to the conduct of its business as currently conducted, and, the use thereof by the Borrower and its Subsidiaries does not infringe, misappropriate, or otherwise violate the rights of any other Person, except for any such infringements, misappropriations or violations, that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.06 Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement, any other Loan Document or the Transactions. Neither the Borrower nor any of its Restricted Subsidiaries is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

(b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, or (iii) has received notice of any claim with respect to any Environmental Liability or (iv) has knowledge of any fact that could reasonably be expected to subject the Borrower or any of its Subsidiaries to any Environmental Liability.

(c) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in or would reasonably be expected to result in a Material Adverse Effect.

Section 3.07 No Defaults. No Default has occurred and is continuing.

Section 3.08 Compliance with Laws and Agreements. Each of the Borrower and its Subsidiaries is in compliance with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property and the Member Loans, Trust Certificates and Member Payment Dependent Notes and loans connected thereto, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.09 Investment Company Status. None of the Borrower or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 3.10 Taxes. Except as would not reasonably be expected to result in a Material Adverse Effect, (i) each of the Borrower and its Subsidiaries has timely filed or caused to be filed all tax returns and reports required to have been filed by it or with respect to income, properties or operations of the Borrower and its Subsidiaries, (ii) such returns accurately reflect all liability for taxes of the Borrower and its Subsidiaries as a whole for the periods covered thereby and (iii) each of the Borrower and its Subsidiaries has paid or caused to be paid all Taxes required to have been paid by it, except for Taxes (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and (b) for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP.

Section 3.11 Disclosure. All written information or oral information provided in formal presentations or in any meeting or conference call with Lenders (other than any projected financial information and other than information of a general economic or industry specific nature) furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder or under any Loan Document (as modified or supplemented by other information so furnished and when taken as a whole) when furnished, does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading; provided that, with respect to any projected financial information or other forward looking information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time made (it being understood that such projected financial information is subject to significant uncertainties and contingencies, any of which are beyond the Borrower’s control, that no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by any such projected financial information may differ significantly from the projected results and such differences may be material).

Section 3.12 Subsidiaries. Schedule 3.12 sets forth as of the Effective Date a list of all Subsidiaries and the percentage ownership (directly or indirectly) of the Borrower therein. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the shares of capital stock or other ownership interests of all Subsidiaries of the Borrower are fully paid and non-assessable and are owned by the Borrower, directly or indirectly, free and clear of all Liens other than Liens permitted under Section 6.02.

Section 3.13 ERISA.

(a) Schedule 3.13 sets forth each material Plan and Multiemployer Plan as of the Effective Date. Each Plan is in compliance in form and operation with its terms and with applicable requirements of ERISA and the Code (including without limitation the Code provisions compliance with which is necessary for any intended favorable tax treatment) and all other applicable laws and regulations, except where any failure to comply could not result in material liability. Each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code covering all applicable tax law changes or is comprised of a master or prototype plan that has received a favorable opinion letter from the IRS, and, nothing has occurred since the date of such determination that would adversely affect such determination (or, in the case of a Plan with no determination, nothing has occurred that would materially adversely affect the issuance of a favorable determination letter or otherwise materially adversely affect such qualification). No ERISA Event has occurred, or is reasonably expected to occur, other than as could not, individually or in the aggregate, result in material liability.

(b) There exists no material Unfunded Pension Liability with respect to any Pension Plan, except as could not reasonably be expected to result in material liability.

(c) None of the Borrower, any Subsidiary or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the five calendar years immediately preceding the date this assurance is given or deemed given, made or accrued an obligation to make contributions to any Multiemployer Plan.

(d) There are no actions, suits or claims pending against or involving a Plan (other than routine claims for benefits) or, to the knowledge of the Borrower, any Subsidiary or any ERISA Affiliate, threatened, which could reasonably be expected either singly or in the aggregate to result in material liability.

(e) The Borrower, any Subsidiary and any ERISA Affiliate have made all contributions to or under each Plan and Multiemployer Plan required by law within the applicable time limits prescribed thereby, the terms of such Plan or Multiemployer Plan, respectively, or any contract or agreement requiring contributions to a Plan or Multiemployer Plan save where any failure to comply, individually or in the aggregate, could not reasonably be expected to result in material liability.

(f) No Pension Plan which is subject to Section 412 of the Code or Section 302 of ERISA has applied for or received an extension of any amortization period, within the meaning of Section 412 of the Code or Section 302 or 304 of ERISA. The Borrower, any Subsidiary, and any ERISA Affiliate have not ceased operations at a facility so as to become subject to the provisions of Section 4062(e) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or ceased making contributions to any Pension Plan subject to Section 4064(a) of ERISA to which it made contributions. None of the Borrower, any Subsidiary or any ERISA Affiliate have incurred or reasonably expect to incur any liability to PBGC, save for any liability for premiums due in the ordinary course or other liability which could not reasonably be expected to result in material liability, and no lien imposed under the Code or ERISA on the assets of the Borrower or any Subsidiary or any ERISA Affiliate exists or, to the knowledge of the Borrower, is likely to arise on account of any Plan. None of the Borrower, any Subsidiary or any ERISA Affiliate has engaged in a transaction described in Section 4069(a) or 4212(c) of ERISA.

(g) Each Non-U.S. Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, except as could not reasonably be expected to result in a material liability. All contributions required to be made with respect to a Non-U.S. Plan have been timely made, except as could not reasonably be expected to result in a material liability. Neither the Borrower nor any Subsidiary has incurred any material obligation in connection with the termination of, or withdrawal from, any Non-U.S. Plan. The present value of the accrued benefit liabilities (whether or not vested) under each Non-U.S. Plan, determined as of the end of the Borrower’s most recently ended fiscal year on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Non-U.S. Plan allocable to such benefit liabilities.

Section 3.14 Solvency. As of the Effective Date, the Borrower and its Restricted Subsidiaries on a consolidated basis are, and after giving effect to the Transactions and incurrence of all Indebtedness and other Obligations being incurred in connection herewith will be, Solvent.

Section 3.15 USA Patriot Act. To the extent applicable, each Obligor is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the USA Patriot Act. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

Section 3.16 Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of the Borrower its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.

Section 3.17 Federal Reserve Regulations. None of the Borrower or any of the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock. No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board of Governors, including Regulation T, U or X.

Section 3.18 Anti-Money Laundering Laws. The operations of the Borrower and its subsidiaries are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the USA Patriot Act, and the applicable anti-money laundering statutes of jurisdictions where the Borrower and its subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Borrower or any of its subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the best knowledge of the Borrower, threatened.

Section 3.19 Collateral. (a) The Security Agreement and each other Collateral Document is, or upon execution will be, effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a valid security interest in the Collateral described therein and proceeds thereof (to the extent a security interest can be created therein under the Uniform Commercial Code). In the case of the Pledged Collateral (as defined in the Security Agreement), when stock or interest certificates representing such Pledged Collateral (along with properly completed stock or interest powers endorsing the Pledged Collateral) and executed by the owner of such shares or interests are delivered to the Collateral Agent, and in the case of the other Collateral described in the Security Agreement or any other Collateral Document (other than deposit accounts), when financing statements and other filings specified on Schedule 3.19 in appropriate form are timely filed in the offices specified on Schedule 3.19, the Collateral Agent, for the benefit of the Secured Parties, shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Obligors in such Collateral and the proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other Person (except Liens permitted by Section 6.02). In the case of Collateral that consists of deposit accounts, when a control agreement is executed and delivered by all parties thereto with respect to such accounts, the Collateral Agent, for the benefit of the Secured Parties, shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Obligors in such Collateral and the proceeds thereof, as security for the Obligations, prior and superior to any other Person except as provided under the applicable control agreement with respect to the financial institution party thereto.

(b) Each of the Mortgages (if any) is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a valid Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are filed in the offices specified therein, each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Obligors in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (except Liens permitted by Section 6.02).

Section 3.20 Disqualified Equity Interests. As of the Effective Date, neither the Borrower nor any of its Restricted Subsidiaries has issued any Disqualified Equity Interests.

ARTICLE 4

CONDITIONS

Section 4.01 Effective Date. The obligation of each Lender to make Loans on the Effective Date is subject to the satisfaction, or waiver in accordance with Section 10.02, of the following conditions on or before the Effective Date :

(a) The Administrative Agent (or its counsel) shall have received from each party hereto a counterpart of this Agreement and each other Loan Document to which any Obligor is a party, signed on behalf of such party.

(b) The Administrative Agent shall have received a Note executed by the Borrower in favor of each Lender requesting a Note in advance of the Effective Date.

(c) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the date hereof) of Fenwick & West LLP, in form and substance reasonably satisfactory to the Administrative Agent. The Borrower hereby requests such counsel to deliver such opinion.

(d) The Administrative Agent shall have received (i) certified copies of the resolutions of the board of directors of the each Obligor approving the transactions contemplated by the Loan Documents to which such Obligor is a party and the execution and delivery of such Loan Documents to be delivered by such Obligor on the Effective Date, and all documents evidencing other necessary corporate (or other applicable organizational) action and governmental approvals, if any, with respect to the Loan Documents and (ii) all other documents reasonably requested by the Administrative Agent relating to the organization, existence and good standing of such Obligor and authorization of the transactions contemplated hereby.

(e) The Administrative Agent shall have received a certificate of the secretary of each Obligor certifying the names and true signatures of the officers of such Obligor authorized to sign the Loan Documents to which it is a party, to be delivered by such Obligor on the Effective Date and the other documents to be delivered hereunder on the Effective Date.

(f) The Administrative Agent shall have received a certificate, dated the Effective Date and signed on behalf of the Borrower by a Responsible Officer of the Borrower, confirming compliance with Section 6.01 and the conditions set forth in paragraphs (b) and (c) of Section 4.02 as of the Effective Date.

(g) The Lenders, the Administrative Agent and the Arrangers shall have received all fees required to be paid by the Borrower on the Effective Date, and all expenses required to be reimbursed by the Borrower for which invoices have been presented at least three Business Days prior to the Effective Date, on or before the Effective Date.

(h) In order to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a valid, perfected first priority security interest in the Collateral, each Obligor shall have delivered to the Collateral Agent:

(i) evidence satisfactory to the Collateral Agent of the compliance by each Obligor of its obligations under the Security Agreement and the other Collateral Documents (including its obligations to execute and deliver UCC financing statements, originals of securities, instruments and chattel paper, Mortgages with respect to the Material Real Estate Assets and any agreements governing deposit and/or securities accounts as provided therein);

(ii) a completed Perfection Certificate dated the Effective Date and executed by a Responsible Officer of each Obligor, together with all attachments contemplated thereby; and

(iii) evidence that each Obligor shall have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument and made or caused to be made any other filing and recording (other than as set forth herein) reasonably required by the Collateral Agent.

(i) The Lenders shall have received from the Borrower (i) the financial statements described in Section 3.04(a) and (ii) the Projections.

(j) The Collateral Agent shall have received a certificate from the applicable Obligor’s insurance broker or other evidence reasonably satisfactory to it that all insurance required to be maintained pursuant to Section 5.05 is in full force and effect, together with endorsements naming the Collateral Agent, for the benefit of the Secured Parties, as additional insured and loss payee thereunder to the extent required under Section 5.05.

(k) Since December 31, 2013, no event, development or circumstance exists or has occurred that has had or would reasonably be expected to have a material adverse effect on the business, property, financial condition or results of operations of the Borrower and its Subsidiaries, taken as a whole.

(l) The Administrative Agent shall have received, to the extent reasonably requested by any of the Lenders at least five Business Days prior to the Effective Date, all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

(m) The Administrative Agent shall have received an executed Solvency Certificate in form, scope and substance reasonably satisfactory to the Administrative Agent and demonstrating that the Borrower and its Subsidiaries on a consolidated basis, are, and after giving effect to the Transactions and incurrence of all Indebtedness and Obligations being incurred in connection herewith will be, Solvent.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Without limiting the generality of the provisions of Article 9, for purposes of determining compliance with the conditions specified in this Section, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

Section 4.02 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (other than a Borrowing consisting solely of a conversion of Loans of one Type to another Type or a continuation of a Eurocurrency Rate Loan following the expiration of the applicable Interest Period) or any New Commitment, is subject to the satisfaction of the following conditions:

(a) The Administrative Agent shall have received a fully executed and delivered Funding Notice.

(b) The representations and warranties of the Borrower set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or New Commitment, as applicable; provided that to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date (other than to the extent qualified by materiality or “Material Adverse Effect”, in which case, such representations and warranties shall be true and correct in all respects); and

(c) At the time of and immediately after giving effect to such Borrowing or New Commitment, as applicable, no Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extension of credit requested to be made on such date.

Each making of a Loan or New Commitment shall be deemed to constitute a representation and warranty by the Borrower that the conditions specified in paragraphs (a) and (b) of this Section 4.02 have been satisfied as of the date thereof.

ARTICLE 5

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees and expenses and other amounts payable hereunder and under any Loan Document (other than contingent indemnification obligations for which no claim has been made) have been paid in full, the Borrower and each other Obligor covenants and agrees with the Lenders that:

Section 5.01 Financial Statements; Ratings Change and Other Information. The Borrower will furnish to the Administrative Agent (for distribution to each Lender):

(a) (i) in each fiscal year prior to an IPO, within 120 days after the end of such fiscal year of the Borrower and (ii) in each fiscal year following an IPO, within 90 days after the end of such fiscal year of the Borrower (or, if not the Borrower, the Public Company), its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche LLP, or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without qualification or exception as to scope of such audit (other than a qualification related to the maturity of the Commitments and the Loans at the Maturity Date) and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower or Public Company (as applicable) and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (or, if not the Borrower, the Public Company), its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower or Public Company (as applicable) and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) (i) in each fiscal year prior to an IPO, within 120 days after the end of such fiscal year of the Borrower (beginning with the end of fiscal 2014) and (ii) in each fiscal year following an IPO, within 90 days after the end of such fiscal year of the Borrower (or, if not the Borrower, the Public Company), an annual plan for the Borrower or Public Company (as applicable) and its Subsidiaries to include balance sheets, statements of income and cash flows for each fiscal quarter of such fiscal year prepared in detail and, in summary form and accompanied by a certificate of a Financial Officer of the Borrower stating that such plan is based on estimates, information and assumptions believed to be reasonable at the time prepared;

(d) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower or Public Company (as applicable) in substantially the form of Exhibit G attached hereto (i) certifying as to whether a Default has occurred and is continuing as of the date thereof and, if a Default has occurred and is continuing as of the date thereof, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) if and to the extent that any change in GAAP that has occurred since the date of the audited financial statements referred to in Section 3.04 had an impact on such financial statements, specifying the effect of such change on the financial statements accompanying such certificate, and (iii) setting forth in reasonable detail a calculation of the Total Leverage Ratio for the relevant period;

(e) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower, (or the Public Company) or any Subsidiary with any national securities exchange or regulator, including without limitation the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of its functions in each case that is not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(f) promptly following any request in writing (including any electronic message) therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request;

(g) upon the annual renewal of the applicable insurance policy, a certificate from the Borrower’s insurance broker(s) in form and substance reasonably satisfactory to the Administrative Agent outlining all material insurance coverage under such policy maintained as of the date of such certificate by the Borrower and its Restricted Subsidiaries; and

(h) the Borrower will furnish to the Collateral Agent (i) any information regarding Collateral required pursuant to the Collateral Documents and (ii) each year, at the time of delivery of annual financial statements with respect to the preceding fiscal year pursuant to Section 5.01(a), a certificate of its Responsible Officer (x) either confirming that there has been no change in the information contained in the schedules to the Security Agreement since the Effective Date or the date of the most recent certificate delivered pursuant to this Section and/or identifying such changes in the form of a Security Supplement delivered pursuant to Section 4.2 of the Security Agreement and (y) certifying that, to its knowledge, all Uniform Commercial Code financing statements (including fixtures filings, as applicable) and all supplemental intellectual property security agreements or other appropriate filings, recordings or registrations, have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified in the documents delivered pursuant to clause (x) above to the extent necessary to effect, protect and perfect the security interests under the Collateral Documents (except as noted therein with respect to any continuation statements to be filed within such period).

The information required to be delivered pursuant to Section 5.01(a), Section 5.01(b) or Section 5.01(e) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such information, or provides a link thereto on the Borrower’s website on the Internet at www.lendingclub.com (or any successor page) or at http://www.sec.gov; or (ii) on which such information is posted on the Borrower’s or such Subsidiary’s behalf on an Internet or intranet website, if any, to which the Lenders and the Administrative Agent have been granted access (whether a commercial, third party website or whether sponsored by the Administrative Agent); provided that, (x) to the extent the Administrative Agent or any Lender so requests in writing, the Borrower shall deliver paper copies of such documents to the Administrative Agent or such Lender until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (y) the Borrower shall notify the Administrative Agent (by facsimile or electronic mail) of the posting of any such documents. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to herein, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Section 5.02 Notices of Material Events. The Borrower will furnish to the Administrative Agent (for distribution to each Lender) prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Subsidiary thereof that would reasonably be expected to result in a Material Adverse Effect; and

(c) any other development that becomes known to any officer of the Borrower or any of its Subsidiaries that results in, or would reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Responsible Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03 Existence; Conduct of Business. The Borrower and each other Obligor will, and will cause each of its Restricted Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights (charter and statutory), licenses, permits, privileges, approvals, franchises and registered Intellectual Property material to the conduct of its business; provided that (i) the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03(a) and (ii) none of the Borrower or any other Obligor or any of their respective Restricted Subsidiaries shall be required to preserve, renew or keep in full force and effect its rights (charter and statutory), licenses, permits, privileges, approvals, franchises and registered Intellectual Property where failure to do so would not reasonably be expected to result in a Material Adverse Effect.

Section 5.04 Payment of Taxes. The Borrower and each other Obligor will, and will cause each of its Restricted Subsidiaries to, pay all tax liabilities, including all taxes imposed upon it or upon its income or profits or upon any properties belonging to it that, if not paid, would reasonably be expected to result in a Material Adverse Effect, before the same shall become delinquent or in default, and all lawful claims other than tax liabilities which, if unpaid, would become a Lien upon any properties of the Borrower or any other Obligor or any of their Restricted Subsidiaries not otherwise permitted under Section 6.02, in both cases except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and (b) the Borrower, any other Obligor or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with (and if required by) GAAP.

Section 5.05 Maintenance of Properties; Insurance. The Borrower and each other Obligor will, and will cause each of its Restricted Subsidiaries to, (a) keep and maintain all property used in the conduct of its business in good working order and condition, ordinary wear and tear and casualty events excepted, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect, and (b) maintain insurance with financially sound and reputable insurance companies in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

Except as otherwise agreed by the Collateral Agent, each such policy of insurance shall (i) name the Collateral Agent, on behalf of the Secured Parties, as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, reasonably satisfactory in form and substance to the Collateral Agent, that names the Collateral Agent, on behalf of the Secured Parties, as the loss payee thereunder and provide for at least 30 days’ prior written notice to the Collateral Agent of any cancellation of such policy.

Section 5.06 Books and Records; Inspection Rights. The Borrower and each other Obligor will, and will cause each of its Restricted Subsidiaries to, keep proper books of record and account in which entries full, true and correct in all material respects are made and are sufficient to prepare financial statements in accordance with GAAP (other than as set forth in Schedule 3.04). The Borrower and each other Obligor will, and will cause each of its Restricted Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender (pursuant to the request made through the Administrative Agent), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants (provided that the Borrower, other Obligor or such Subsidiary shall be afforded the opportunity to participate in any discussions with such independent accountants), all at such reasonable times and as often as reasonably requested (but no more than once annually if no Event of Default exists). Notwithstanding anything to the contrary in this Agreement, none of the Borrower or any other Obligor or any of their Restricted Subsidiaries shall be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (a) constitutes non-financial trade secrets or non-financial proprietary information, (b) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives) is prohibited by applicable law or (c) is subject to attorney, client or similar privilege or constitutes attorney work-product.

Section 5.07 Compliance with Laws and Agreements.

(a) The Borrower and each Obligor will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property and the Member Loans, Trust Certificates and Member Payment Dependent Notes and loans connected thereto, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b) The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and Applicable Sanctions.

Section 5.08 ERISA-Related Information. The Borrower shall supply to the Administrative Agent (in sufficient copies for all the Lenders, if the Administrative Agent so requests): (a) promptly and in any event within 15 days after the Borrower, any Subsidiary or any ERISA Affiliate files a Schedule B (or such other schedule as contains actuarial information) to IRS Form 5500 in respect of a Pension Plan with Unfunded Pension Liabilities, a copy of such IRS Form 5500 (including the Schedule B); (b) promptly and in any event within 30 days after the Borrower, Subsidiary or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, a certificate of the chief financial officer of the Borrower describing such ERISA Event and the action, if any, proposed to be taken with respect to such ERISA Event and a copy of any notice filed with the PBGC or the IRS pertaining to such ERISA Event and any notices received by such Borrower, Subsidiary, or ERISA Affiliate from the PBGC or any other governmental agency with respect thereto; provided that, in the case of ERISA Events under paragraph (d) of the definition thereof, the 30-day period set forth above shall be a 10-day period, and, in the case of ERISA Events under paragraph (b) of the definition thereof, in no event shall notice be given later than the occurrence of the ERISA Event; (c) promptly, and in any event within 30 days, after becoming aware that there has been (i) a material increase in Unfunded Pension Liabilities (taking into account only Pension Plans with positive Unfunded Pension Liabilities) since the date the representations hereunder are given or deemed given, or from any prior notice, as applicable; (ii) the existence of potential Withdrawal Liability, if the Borrower, Subsidiaries and the ERISA Affiliates were to withdraw completely from any and all Multiemployer Plans, (iii) the adoption of, or the commencement of contributions to, any Pension Plan by the Borrower, any Subsidiary or any ERISA Affiliate, or (iv) the adoption of any amendment to a Pension Plan which results in a material increase in contribution obligations of the Borrower, any Subsidiary or any ERISA Affiliate, a detailed written description thereof from the chief financial officer of the Borrower; and (d) if, at any time after Effective Date, the Borrower, any Subsidiary or any ERISA Affiliate maintains, or contributes to (or incurs an obligation to contribute to), a Pension Plan or Multiemployer Plan which is not set forth in Schedule 3.13, then the Borrower shall deliver to the Administrative Agent an updated Schedule 3.13 as soon as practicable, and in any event within 10 days after the Borrower, such Subsidiary or such ERISA Affiliate maintains, or contributes to (or incurs an obligation to contribute to), thereto.

Section 5.09 Use of Proceeds. The proceeds of the Loans made on the Effective Date shall be applied by Borrower (x) to pay the cash portion of the purchase price for the Springstone

Acquisition, (y) to pay the Transaction Costs and (z) for general corporate purposes (including Permitted Acquisitions). No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. The Borrower will not request any Borrowing, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 5.10 Additional Guarantors. In the event that any Person becomes a Material Subsidiary (which, for the avoidance of doubt, shall include Springstone), the Borrower shall (a) with respect to Springstone, within one Business Day following the consummation of the Springstone Acquisition, and (b) with respect to any other Material Subsidiary, within 30 days thereafter (or, in each case, such longer period of time as the Collateral Agent may agree in its reasonable discretion) (i) cause such Material Subsidiary (other than a Material Subsidiary that is a Foreign Subsidiary that is treated as a corporation for U.S. federal income tax purposes, or a direct or indirect subsidiary thereof) to become a Guarantor hereunder by executing and delivering to the Administrative Agent a joinder agreement (a “Joinder Agreement”) in substantially the form of Exhibit J hereto and a Grantor under the Security Agreement by executing and delivering to the Collateral Agent the joinder agreement required thereunder and (ii) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates reasonably requested by the Collateral Agent or required by the Collateral Documents. In the event that any Person becomes a Foreign Subsidiary of the Borrower that is treated as a corporation for U.S. federal income tax purposes (other than an Unrestricted Subsidiary), and the ownership interests of such Foreign Subsidiary are owned by any Obligor, such Obligor (other than a Obligor that is a Foreign Subsidiary that is treated as a corporation for U.S. federal income tax purposes) shall within 30 days thereafter (or such longer period of time as the Collateral Agent may agree in its sole discretion) take all of the actions referred to in the Security Agreement necessary to grant a perfected security interest in favor of the Collateral Agent, for the benefit of the Secured Parties, under the Security Agreement in the Equity Interests of such Foreign Subsidiary (provided that in no event shall voting Equity Interest of such Foreign Subsidiary having more than 66% of the total combined voting power of all classes of outstanding voting Equity Interests of such Foreign Subsidiary be required to be so pledged). With respect to each such Material Subsidiary and Foreign Subsidiary (other than an Unrestricted Subsidiary), the Borrower shall promptly send to the Administrative Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Material Subsidiary or Foreign Subsidiary, and (ii) all of the data required to be set forth in Schedule 3.12 hereto; and such written notice shall be deemed to supplement Schedule 3.12 for all purposes hereof. If requested by the Administrative Agent, the Administrative Agent shall receive an opinion of counsel for the Borrower in form and substance reasonably satisfactory to the Administrative Agent in respect of such customary matters as may be reasonably requested by the Administrative Agent relating to any Joinder Agreement or other joinder agreement delivered pursuant to this Section, dated as of the date of such agreement.

Section 5.11 Additional Material Real Estate Assets. In the event that any Obligor acquires a Material Real Estate Asset or a Real Estate Asset owned or leased on the Effective Date becomes a Material Real Estate Asset due to a material renovation of or addition to such Real Estate Assets and such interest has not otherwise been made subject to the Lien of the Collateral Documents in favor of the Collateral Agent, for the benefit of the Secured Parties, then such Obligor shall promptly take all such actions and execute and deliver, or cause to be executed and delivered, all such mortgages, documents, instruments, agreements, opinions and certificates with respect to each such Material Real Estate Asset identified on Schedule 5.11.

Section 5.12 Further Assurances. Each Obligor shall take such actions as the Administrative Agent or the Collateral Agent may reasonably request from time to time to ensure that the Obligations are (i) guaranteed by the Guarantors and (ii) secured by the Collateral. If at any time the Collateral Agent receives a notice from a Lender or otherwise becomes aware that any mortgaged Material Real Estate Asset has become a Flood Hazard Property, the Collateral Agent shall deliver such notice to the Borrower and the Borrower shall take all actions required as a result of such change as described on Schedule 5.11.

Section 5.13 Designation of Restricted and Unrestricted Subsidiaries.

(a) The Board of Directors may designate any Subsidiary, including a newly acquired or created Subsidiary, to be an Unrestricted Subsidiary if it meets the following qualifications:

(i) such Subsidiary does not own any Equity Interest of the Borrower or any Restricted Subsidiary;

(ii) the Borrower would be permitted to make an Investment at the time of the designation in an amount equal to the aggregate fair market value of all Investments of the Borrower or its Restricted Subsidiaries in such Subsidiary;

(iii) any guarantee or other credit support thereof by the Borrower or any Restricted Subsidiary is permitted under Section 6.01 or Section 6.07;

(iv) neither the Borrower nor any Restricted Subsidiary has any obligation to subscribe for additional Equity Interests of such Subsidiary or to maintain or preserve its financial condition or cause it to achieve specified levels of operating results except to the extent permitted by Section 6.01 or Section 6.07;

(v) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing or would result from such designation; and

(vi) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “restricted subsidiary” or a “guarantor” (or any similar designation) for any other Indebtedness of the Borrower or a Restricted Subsidiary.

Once so designated, the Subsidiary will remain an Unrestricted Subsidiary, subject to subsection (b).

(b) (i) A Subsidiary previously designated as an Unrestricted Subsidiary which fails to meet the qualifications set forth in subsections 5.13(a)(i), 5.13(a)(iii), 5.13(a)(iv) or 5.13(a)(vi) of this Section 5.13 will be deemed to become at that time a Restricted Subsidiary, subject to the consequences set forth in subsection (d). (ii) The Board of Directors may designate an Unrestricted Subsidiary to be a Restricted Subsidiary if the designation would not cause an Event of Default.

(c) Upon a Restricted Subsidiary becoming an Unrestricted Subsidiary,

(i) all existing Investments of the Borrower and the Restricted Subsidiaries therein (valued at the Borrower’s proportional share of the fair market value of its assets less liabilities) will be deemed made at that time;

(ii) all existing Equity Interests or Indebtedness of the Borrower or a Restricted Subsidiary held by it will be deemed incurred at that time, and all Liens on property of the Borrower or a Restricted Subsidiary held by it will be deemed incurred at that time;

(iii) all existing transactions between it and the Borrower or any Restricted Subsidiary will be deemed entered into at that time;

(iv) it is released at that time from the Loan Documents to which it is a party and all related security interests on its property shall be released; and

(v) it will cease to be subject to the provisions of this Agreement as a Restricted Subsidiary.

(d) Upon an Unrestricted Subsidiary becoming, or being deemed to become, a Restricted Subsidiary pursuant to Section 5.13(b),

(i) all of its Indebtedness will be deemed incurred at that time for purposes of Section 6.01;

(ii) Investments therein previously charged under Section 6.07 will be credited thereunder;

(iii) it may be required to become a Guarantor pursuant to this Agreement; and

(iv) it will thenceforward be subject to the provisions of this Agreement as a Restricted Subsidiary.

(e) Any designation by the Board of Directors of a Subsidiary as an Unrestricted Subsidiary after the Effective Date will be evidenced to the Administrative Agent by promptly filing with the Administrative Agent a copy of the resolutions of the Board of Directors giving effect to the designation and a certificate of an officer of the Borrower certifying that the designation complied with the foregoing provisions.

Section 5.14 Environmental Matters.

(a) The Borrower will promptly deliver to the Administrative Agent and the Lenders reasonably detailed written notice of the occurrence of any event, or the identification of any condition, that could reasonably be expected to result in an Environmental Liability that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, and shall provide with reasonable promptness, documents and information from time to time that may be reasonably requested by the Administrative Agent in relation to any such events or conditions.

(b) The Borrower will promptly take, and will cause each of its Restricted Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by the Borrower or its Restricted Subsidiaries that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, and (ii) make an appropriate response to any Environmental Liability against the Borrower or any of its Restricted Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 5.15 Springstone Acquisition. The Springstone Acquisition shall be consummated within one Business Day following the Effective Date (or such longer period of time as the Administrative Agent may agree in its reasonable discretion) substantially in accordance with the Springstone Acquisition Agreement, without any change thereof that is materially adverse to the interests of the Lenders in their capacities as such unless consented to in writing by the Administrative Agent. Immediately following the Transactions (a) neither the Borrower nor any of its subsidiaries shall have any Indebtedness or Disqualified Equity Interest outstanding other than as permitted to be outstanding after the Effective Date under Section 6.01 and (b) no Lien shall exist at Springstone except Liens permitted under Section 6.02.

ARTICLE 6

NEGATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees and expenses and other amounts payable hereunder and under any Loan Document (other than contingent indemnification obligations for which no claim has been made) have been paid in full, the Borrower and each other Obligor covenants and agrees with the Lenders that:

Section 6.01 Indebtedness. The Borrower or any other Obligor will not and will not permit any of its Restricted Subsidiaries to, create, incur or assume, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(a) Obligations of the Obligors under the Loan Documents;

(b) Indebtedness of the Borrower or its Restricted Subsidiaries with respect to Capital Lease Obligations, sale lease back transactions and purchase money Indebtedness in an aggregate principal amount not to exceed $125,000,000 at any time; provided that any such

Indebtedness shall be secured only by the asset (including all accessions, attachments, improvements and the proceeds thereof) acquired in connection with the incurrence of such Indebtedness;

(c) Indebtedness in an aggregate outstanding principal amount not to exceed at any time $150,000,000 that is unsecured or secured on a junior lien basis by the Collateral that, in each case, (i) matures after, and does not require any scheduled amortization or other scheduled payments of principal prior to, the date that is 181 days after the Maturity Date, (ii) is not guaranteed by any Subsidiary that is not a Guarantor and (iii) with respect to Indebtedness secured on a junior lien basis, such Indebtedness is subject to an intercreditor agreement in customary form reasonably satisfactory to the Administrative Agent; provided that (1) both immediately prior and after giving effect to the incurrence thereof, no Default or Event of Default shall exist or result there from and (2) the Borrower delivers a certificate of a Responsible Officer to the Administrative Agent demonstrating compliance with the terms of this Section 6.01(c);

(d) Indebtedness of any Restricted Subsidiary to the Borrower or to any other Restricted Subsidiary, or of the Borrower to any Restricted Subsidiary; provided, (i) all such Indebtedness shall be evidenced by the Intercompany Note, and, if owed to an Obligor, shall be subject to a Lien under the Collateral Documents, (ii) all such Indebtedness shall be unsecured and, if owed by an Obligor, subordinated in right of payment to payment in full of the Obligations, as set forth in the Intercompany Note, and (iii) such Indebtedness is permitted as an Investment under Section 6.07;

(e) Indebtedness which may be deemed to exist pursuant to any Guarantees, performance, statutory or similar obligations (including in connection with workers’ compensation) or obligations in respect of letters of credit, surety bonds, bank guarantees or similar instruments related thereto incurred in the ordinary course of business, or pursuant to any appeal obligation, appeal bond or letter of credit in respect of judgments that do not constitute an Event of Default under clause (k) of Article 8;

(f) Indebtedness in connection with cash management agreements, netting services, overdraft protections and otherwise in connection with deposit accounts;

(g) Guarantees by the Borrower of Indebtedness of a Restricted Subsidiary or Guarantees by a Restricted Subsidiary of Indebtedness of the Borrower or another Restricted Subsidiary with respect, in each case, to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.01; provided, that (i) if the Indebtedness that is being guaranteed is unsecured and/or subordinated to the Obligations, the Guarantee shall also be unsecured and/or subordinated to the Obligations and (ii) in the case of Guarantees by an Obligor of the obligations of a Restricted Subsidiary that is not a Guarantor, such Guarantees shall be permitted by Section 6.07;

(h) Indebtedness described in Schedule 6.01 and any Permitted Refinancing;

(i) Indebtedness in connection with Trust Certificates and Member Payment Dependent Notes in the ordinary course of business;

(j) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from floating to fixed rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Restricted Subsidiary, or to hedge currency exposure or to hedge energy costs or exposure, which, in any case, are not entered into for speculative purposes;

(k) Indebtedness in an aggregate outstanding principal amount not to exceed at any time $200,000,000 consisting of (x) liabilities for bonuses and other employee compensation that constitute Indebtedness or (y) purchase price adjustments, earnouts, holdbacks and other deferred consideration payable in connection with Permitted Acquisitions (which shall be deemed to constitute Indebtedness only to the extent such obligation is a liability on the balance sheet of such Person in accordance with GAAP at the time initially incurred (and in the amount of such liability)); and

(l) other unsecured Indebtedness not permitted by the foregoing in an aggregate principal amount, after giving effect to the incurrence of such Indebtedness, outstanding at any time not exceeding $150,000,000; provided no Default or Event of Default has occurred and is continuing or would result therefrom.

Section 6.02 Liens. The Borrower or any other Obligor will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it except:

(a) Permitted Encumbrances;

(b) any Lien on any property or asset of the Borrower or any Restricted Subsidiary existing on the date hereof and set forth in Schedule 6.02 and any modifications, renewals and extensions thereof and any Lien granted as a replacement or substitute therefor; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Restricted Subsidiary other than improvements thereon or proceeds thereof and (ii) such Lien shall secure only those obligations which it secures on the date hereof and any refinancing, extension, renewal or replacement thereof that does not increase the outstanding principal amount thereof;

(c) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Restricted Subsidiary or existing on any property or asset of any Person that becomes a Restricted Subsidiary after the date hereof prior to the time such Person becomes a Restricted Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Restricted Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary, as the case may be, and any refinancing, extension, renewal or replacement thereof that does not increase the outstanding principal amount thereof;

(d) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Restricted Subsidiary securing Indebtedness permitted under Section 6.01(b);

provided that (i) such security interests and the Indebtedness secured thereby are initially incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (ii) such security interests shall not apply to any other property or assets of the Borrower or any Restricted Subsidiary other than improvements thereon or proceeds thereof;

(e) non-exclusive licenses, non-exclusive sublicenses, leases or subleases granted to others in the ordinary course of business not interfering in any material respect with the business of the Borrower and its Restricted Subsidiaries, taken as a whole;

(f) the interest and title of a lessor under any lease, license, sublease or sublicense entered into by the Borrower or any Restricted Subsidiary in the ordinary course of its business and other statutory and common law landlords’ Liens under leases;

(g) Liens deemed to exist in connection with the sale or transfer of any assets in a transaction not prohibited hereunder, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;

(h) in the case of any Joint Venture, any put and call arrangements related to its Equity Interests set forth in its organizational documents or any related Joint Venture or similar agreement;

(i) Liens securing Indebtedness to finance insurance premiums owing in the ordinary course of business to the extent such financing is not prohibited hereunder;

(j) Liens on earnest money deposits of cash or cash equivalents made in connection with any Permitted Acquisition not prohibited hereunder;

(k) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and cash equivalents on deposit in one or more accounts maintained by the Borrower or any Restricted Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank or banks with respect to cash management and operating account arrangements;

(l) Liens in the nature of the right of setoff in favor of counterparties to contractual agreements not otherwise prohibited hereunder with the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(m) junior Liens securing Indebtedness permitted by Section 6.01(c);

(n) Liens securing the Obligations pursuant to any Loan Document;

(o) Liens of any holders of Member Payment Dependent Notes in the Member Loans purchased with the proceeds thereof, and Liens of holders of Trust Certificates in the assets of the issuer thereof, in each case, in the ordinary course of business;

(p) Liens on cash or cash equivalents deposited with or held by or for any bank or other financial institution to secure any obligation of Borrower or any Restricted Subsidiary to purchase any loans from such bank or such financial institution in the ordinary course of business or representing an advance of the purchase price therefore;

(q) any Liens on cash or cash equivalents or Permitted Investments to secure letters of credit, ACH returns, credit loss protection arrangements and other commercial cash collateral obligations in an aggregate amount not to exceed $20,000,000 at any time outstanding; and

(r) other Liens securing obligations in an aggregate amount not to exceed $100,000,000 at any time outstanding.

Notwithstanding the foregoing, no Lien on the Clearing Account or any Fee Account shall be permitted, other than Liens securing the Obligations pursuant to any Loan Document.

Section 6.03 Fundamental Changes; Assets Sales, Changes in Business.

(a) The Borrower or any other Obligor will not, and will not permit any of its Restricted Subsidiaries to, (x) merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, (y) sell, transfer, lease, enter into any sale-leaseback transactions with respect to, or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of the assets of the Borrower and its Restricted Subsidiaries, taken as a whole, or all or substantially all of the stock of any of its Restricted Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), except that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing:

(i) any Subsidiary or any other Person may merge into or consolidate with the Borrower in a transaction in which the Borrower is the surviving corporation;

(ii) any Person (other than the Borrower) may merge into or consolidate with any Restricted Subsidiary in a transaction in which the surviving entity is a Restricted Subsidiary (provided that any such merger or consolidation involving a Guarantor must result in a Guarantor as the surviving entity);

(iii) any Obligor may sell, transfer, lease or otherwise dispose of its assets to any other Obligor;

(iv) in connection with any Permitted Acquisition, any Restricted Subsidiary may merge into or with, or consolidate with any other Person, and any other Person may merge into such Restricted Subsidiary, so long as the Person surviving such merger or consolidation shall be a Restricted Subsidiary (provided that any such merger or consolidation involving a Guarantor must result in a Guarantor as the surviving entity);

(v) the Borrower or any Restricted Subsidiary may make Permitted Acquisitions and other Investments permitted by Section 6.07; and

(vi) any Subsidiary that is not a Material Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided that if such Subsidiary is an Obligor, the entity receiving the assets of such Subsidiary upon such liquidation or dissolution shall also be an Obligor;

(b) The Borrower will not, and will not permit any of its Restricted Subsidiaries to, sell, lease (as lessor or sublessor), enter into a sale and leaseback arrangement, exclusively license (as licensor or sublicensor), exchange transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or missed and whether tangible or intangible, whether now owned or hereafter acquired, including the Equity Interests of any of the Borrower’s Subsidiaries, except (i) sales and other dispositions of assets that do not constitute Asset Sales, (ii) so long as no Default or Event of Default exists or would result therefrom, dispositions of assets acquired in connection with (or owned by a Person that is acquired in connection with) an Acquisition, so long as (x) such assets are determined by the Borrower in good faith not to be material to the Borrower’s and its Subsidiaries’ business, taken as a whole, (y) the aggregate consideration received by the Borrower or its Subsidiaries is equal to the fair market value of such assets and (z) the aggregated consideration received is at least 80% cash, and (iii) so long as no Default or Event of Default exists or would result therefrom, any other sale, lease, sale and leaseback, license, exchange, transfer or other disposition of assets or properties so long as (x) the aggregate consideration received by the Borrower or its Subsidiaries is equal to the fair market value of such assets and (y) the aggregated consideration received is at least 75% cash, and (z) the aggregate consideration received in respect of all such dispositions under this clause (iii) during the term of this Agreement does not exceed $100,000,000.

(c) The Borrower will not, and will not permit any of its Restricted Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Restricted Subsidiaries on the date of execution of this Agreement and businesses reasonably related or complementary thereto.

Section 6.04 Restricted Payments. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, declare or make, directly or indirectly, any Restricted Payment except:

(a) any Restricted Subsidiary of the Borrower may declare and pay dividends or make other distributions ratably to (i) its equity holders, (ii) the Borrower or (iii) the Guarantors;

(b) the Borrower may make Restricted Payments to redeem in whole or in part any of its Equity Interest (other than Disqualified Equity Interests) for another class of its Equity Interest or rights to acquire its Equity Interest (other than Disqualified Equity Interests) or with proceeds from substantially concurrent equity contributions or issuances of new Equity Interest (other than Disqualified Equity Interests); provided that the only consideration paid for any such redemption is Equity Interest of the Borrower or the proceeds of any substantially concurrent equity contribution or issuance of Equity Interest (other than Disqualified Equity Interests);

(c) the Borrower may make regularly scheduled payments of interest in respect of any Subordinated Indebtedness in accordance with the terms of, and only to the extent required by, and subject to any subordination provisions contained in the indenture or other agreement pursuant to which such Subordinated Indebtedness was issued;

(d) (i) the Borrower or any Restricted Subsidiary may repurchase or retire its Equity Interests from present or former employees of the Borrower or any Restricted Subsidiary upon the death, disability, retirement or termination of employment of such employee and (ii) the Borrower may purchase, redeem or otherwise acquire any Equity Interest from its employees pursuant to the terms of any employee stock option or any other employee benefit plan; provided, the aggregate amount of Restricted Payments pursuant to this clause (d) shall not exceed $20,000,000 per fiscal year and $50,000,000 in the aggregate during the term of this Agreement;

(e) prior to an IPO, Restricted Payments made in connection with equity compensation that consist solely of the withholding of shares to any employee in an amount equal to the employee’s tax obligation on such compensation and the payment in cash to the applicable Governmental Authority of an amount equal to such tax obligation; provided that the aggregate amount of such withholding and cash payments made during the term of this Agreement shall not exceed $25,000,000;

(f) following an IPO, Restricted Payments made in connection with equity compensation that consist solely of the withholding of shares to any employee in an amount equal to the employee’s tax obligation on such compensation and the payment in cash to the applicable Governmental Authority of an amount equal to such tax obligation; provided that the aggregate amount of such withholding and cash payments made during the term of this Agreement shall not exceed $50,000,000; and

(g) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, Restricted Payments in an aggregate amount not to exceed the Available Amount determined at such time.

Section 6.05 Restrictive Agreements. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Restricted Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets to secure the Obligations, or (b) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Restricted Subsidiary or of any Restricted Subsidiary to guarantee Indebtedness of the Borrower or any other Restricted Subsidiary under the Loan Documents; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement or any other Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.05 (and shall apply to any extension or renewal of, or any amendment or modification materially expanding the scope of, any such restrictions or conditions taken as a whole), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary or assets of the Borrower or any Restricted Subsidiary pending such sale, provided such restrictions and conditions apply only to the Restricted Subsidiary or assets to be sold and such sale is not prohibited hereunder, (iv) the foregoing shall not apply to any agreement or restriction or condition in effect at the time any Person becomes a Restricted Subsidiary, so long as such agreement was not entered into solely in contemplation of such Person becoming a Restricted Subsidiary, (v) the foregoing shall not apply to customary provisions in joint venture agreements and other similar agreements applicable to joint ventures, (vi) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (vii) clause (a) of the foregoing shall not apply to customary provisions in leases, licenses, sub-leases and sub-licenses and other contracts restricting the assignment thereof or restricting the grant of liens in such lease, license, sub-lease, sub-license or other contract, (viii) the foregoing shall not apply to restrictions or conditions set forth in any agreement governing Indebtedness not prohibited by Section 6.01; provided that such restrictions and conditions are customary for such Indebtedness and are no more restrictive, taken as a whole, than the comparable restrictions and conditions set forth in this Agreement as determined in the good faith judgment of the Board of Directors, and (ix) the foregoing shall not apply to restrictions on cash or other deposits (including escrowed funds) imposed under contracts entered into in the ordinary course of business.

Section 6.06 Transactions with Affiliates. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates (other than between or among the Borrower and its Restricted Subsidiaries and not involving any other Affiliate) except:

(a) any such transaction on terms and conditions not less favorable to the Borrower or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties as determined in good faith by the independent directors of the Board of Directors;

(b) payment of customary directors’ fees, customary out-of-pocket expense reimbursement, indemnities (including the provision of directors and officers insurance) and compensation arrangements for members of the board of directors, officers or other employees of the Borrower or any of its Restricted Subsidiaries; and

(c) Restricted Payments permitted by Section 6.04.

Section 6.07 Investments. No Obligor shall, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, except:

(a) Investments in cash and Permitted Investments;

(b) Investments owned as of the Effective Date in any Restricted Subsidiary and Investments made after the Effective Date in the Borrower and any wholly owned Restricted Subsidiary of the Borrower which is a Guarantor;

(c) Investments in Unrestricted Subsidiaries and Joint Ventures; provided that such Investments (including through intercompany loans) shall not exceed at any time an aggregate amount of $75,000,000;

(d) intercompany loans to the extent permitted under Section 6.01(d) and other Investments in Restricted Subsidiaries which are not Guarantors; provided that such Investments (including through intercompany loans) in Restricted Subsidiaries that are not Guarantors shall not exceed at any time an aggregate amount equal to the greater of (i) $100,000,000 and (ii) 10% of Consolidated Total Assets;

(e) loans and advances to employees of the Borrower and its Restricted Subsidiaries made in the ordinary course of business in an aggregate principal amount not to exceed $15,000,000;

(f) Investments described in Schedule 6.07;

(g) Swap Agreements which constitute Investments;

(h) trade receivables in the ordinary course of business;

(i) guarantees to insurers required in connection with worker’s compensation and other insurance coverage arranged in the ordinary course of business;

(j) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(k) lease, utility and other similar deposits in the ordinary course of business;

(l) Investments of any Person in existence at the time such Person becomes a Restricted Subsidiary; provided such Investment was not made in connection with or anticipation of such Person becoming a Restricted Subsidiary and any modification, replacement, renewal or extension thereof;

(m) Permitted Acquisitions;

(n) Investments (i) constituting individual Member Loans facilitated through the Borrower’s lending platform in the ordinary course of business, and (ii) in LC Trust I and similar Persons established after the date hereof in an aggregate amount not to exceed the greater of (A) $500,000 and (B) 0.25% of the aggregate principal amount of loans made by such Persons to third parties.

(o) Investments in the form of non-cash consideration received in connection with a disposition of assets permitted pursuant to Section 6.03(b)(ii) or (iii);

(p) Investments in Repurchased Loans and Repurchased Notes in the ordinary course of business; and

(q) Investments not otherwise permitted by the foregoing provisions of this Section 6.07 in an aggregate amount for all such Investments under this clause (q) not to exceed 15% of Consolidated Total Assets.

For purposes of covenant compliance with this Section 6.07, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, less any amount paid, repaid, returned, distributed or otherwise received in cash in respect of such Investment.

Notwithstanding anything herein to the contrary, no Obligor shall, nor shall it permit any of its Restricted Subsidiaries to, allow or cause any Domestic Subsidiary to be a subsidiary of a Foreign Subsidiary (other than any Domestic Subsidiary that is an existing subsidiary of an acquired Foreign Subsidiary at the time of the Permitted Acquisition).

Section 6.08 Amendments or Waivers with Respect to Certain Indebtedness, Organizational Documents.

(a) The Borrower will not, and will not permit any of its Restricted Subsidiaries to, amend or otherwise change the terms of any Subordinated Indebtedness, if the effect of such amendment or change is to (i) increase the interest rate on such Subordinated Indebtedness, (ii) change (to earlier dates) any dates upon which payments of principal or interest are due thereon, (iii) change any event of default (other than to eliminate any such event of default or increase any grace period related thereto (it being understood that any change to the covenants that otherwise complies with this Section 6.08 shall not be deemed to be an amendment to the events of default thereto)), (iv) change the redemption, prepayment or defeasance provisions thereof in any manner that would be materially adverse to any Obligor or the Lenders, (v) change the subordination provisions of such Subordinated Indebtedness (or of any guaranty thereof), or (vi) together with all other amendments or changes made, increase materially the obligations of the obligor thereunder or to confer any additional rights on the holders of such Subordinated Indebtedness (or a trustee or other representative on their behalf) which would be materially adverse to any Obligor or the Lenders.

(b) The Borrower will not, and will not permit any of its Restricted Subsidiaries to, amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any organizational document of any Obligor or any Restricted Subsidiary after the Effective Date, in each case in a manner that is materially adverse to the Lenders, without in each case obtaining the prior written consent of the Required Lenders to such amendment, modification or other modification or waiver.

Section 6.09 Fiscal Year. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, permit its fiscal year to end on a day that is not on or about December 31.

Section 6.10 Maximum Total Leverage Ratio. The Borrower will not permit the Total Leverage Ratio as at the last day of any period of four consecutive Fiscal Quarters of the Borrower ending with any Fiscal Quarter set forth below to exceed the ratio set forth below opposite such Fiscal Quarter ending on or about the following dates:

Fiscal Quarter	Total Leverage Ratio
March 31, 2014	5.50 to 1.00
June 30, 2014	5.50 to 1.00
September 30, 2014	5.50 to 1.00
December 31, 2014	5.50 to 1.00
March 31, 2015	5.00 to 1.00
June 30, 2015	4.50 to 1.00
September 30, 2015	4.00 to 1.00
December 31, 2015	3.50 to 1.00
March 31, 2016	3.50 to 1.00
June 30, 2016	3.50 to 1.00
September 30, 2016	3.50 to 1.00
December 31, 2016	3.50 to 1.00
March 31, 2017	3.50 to 1.00

Section 6.11 Loan Provider. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any agreement or other arrangement to issue Member Loans that are originated (directly or indirectly) through the Borrower’s lending platform with a new third party loan provider without the consent of the Administrative Agent, which consent shall not be unreasonably withheld or delayed.

ARTICLE 7

GUARANTY

Section 7.01 Guaranty of the Obligations. Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to the Administrative Agent for the ratable benefit of the Beneficiaries the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of any automatic stay or similar provision of any Debtor Relief Law) (for each Guarantor, subject to the provisions of this sentence, its “Guaranteed Obligations”); provided, however, that the Guaranteed Obligations of a Guarantor shall exclude any Excluded Swap Obligations with respect to each Guarantor.

Section 7.02 Payment by Guarantors. Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of the Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of any automatic stay or similar provision of any Debtor Relief Law), Guarantors will upon demand pay, or cause to be paid, in cash, to the Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for the Borrower’s becoming the subject of a case under any Debtor Relief Law, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against the Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

Section 7.03 Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a) this Guarantee is a guaranty of payment when due and not of collectability and this Guarantee is a primary obligation of each Guarantor and not merely a contract of surety;

(b) the Administrative Agent may enforce this Guarantee during the continuation of an Event of Default notwithstanding the existence of any dispute between the Borrower and any Beneficiary with respect to the existence of such Event of Default;

(c) the obligations of each Guarantor hereunder are independent of the obligations of the Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of the Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against the Borrower or any of such other guarantors and whether or not the Borrower is joined in any such action or actions;

(d) payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if the Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(e) any Beneficiary, upon such terms as it deems appropriate under the relevant Loan Document or Secured Swap Agreement, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith or any applicable Secured Swap Agreement and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any other Obligor or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Loan Documents or any Secured Swap Agreement; and

(f) this Guarantee and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations (other than contingent indemnification obligations for which no claim has been made and Obligations in respect of Secured Swap Agreements)), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Loan Documents, any Secured Swap Agreements, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Loan Documents, any Secured Swap Agreements or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Loan Document, such Secured Swap Agreement or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Loan Documents, any Secured Swap Agreements or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of the Borrower or any of its Restricted Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set offs or counterclaims which the Borrower may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

Anything contained in this Agreement to the contrary notwithstanding, the obligations of each Guarantor under this Agreement shall be limited to an aggregate amount equal to the largest amount that would not render its obligations under this Agreement subject to avoidance as a fraudulent transfer or conveyance under applicable law.

Section 7.04 Waivers by Guarantors. Each Guarantor hereby waives, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against the Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from the Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any deposit accounts or credit on the books of any Beneficiary in favor of any Obligor or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith, gross negligence or willful misconduct; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set offs, recoupments and counterclaims, (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto, and (v) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, the Secured Swap Agreements or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to the Borrower and notices of any of the matters referred to in Section 7.03 and any right to consent to any thereof; and (f) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof, in each case other than the indefeasible payment in full of the Guaranteed Obligations.

Section 7.05 Guarantors’ Rights of Subrogation, Contribution, Etc. Until the Guaranteed Obligations shall have been paid in full (other than contingent indemnification obligations for which no claim has been made and Obligations under or in respect of Secured Swap Agreements) and the Commitments shall have terminated, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against the Borrower or any other Guarantor or any of its assets in connection with this Guarantee or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (i) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against the Borrower with respect to the Guaranteed Obligations, (ii) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against the Borrower, and (iii) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations shall have been paid in full (other than contingent indemnification obligations for which no claim has been made or Obligations under or in respect of Secured Swap Agreements) and the Commitments shall have terminated, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against the Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against the Borrower, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations (other than contingent indemnification obligations for which no claim has been made or Obligations under or in respect of Secured Swap Agreements) shall not have been paid in full, such amount shall be held in trust for the Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to the Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

Section 7.06 Subordination of Other Obligations. Any Indebtedness of the Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such Indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for the Administrative Agent on behalf of the Beneficiaries and shall forthwith be paid over to the Administrative Agent for the benefit of the Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

Section 7.07 Continual Guaranty. The obligations of the Guarantors under this Article 7 is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been paid in full and the Commitments shall have terminated. Each Guarantor hereby irrevocably waives any right to revoke its Guarantee as to future transactions giving rise to any Guaranteed Obligations.

Section 7.08 Authority of Guarantors or the Borrower. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or the Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.

Section 7.09 Financial Condition of the Borrower. Any Loan may be made to the Borrower or continued from time to time and any Secured Swap Agreement may be entered into from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of the Borrower at the time of any such grant or continuation or at the time such Secured Swap Agreement is entered into, as the case may be. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of the Borrower. Each Guarantor has adequate means to obtain information from the Borrower on a continuing basis concerning the financial condition of the Borrower and its ability to perform its obligations under the Loan Documents and the Secured Swap Agreements, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of the Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of the Borrower now known or hereafter known by any Beneficiary.

Section 7.10 Bankruptcy, Etc.

(a) So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of the Administrative Agent acting pursuant to the instructions of Required Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against the Borrower or any other Guarantor. The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of the Borrower or any other Guarantor or by any defense which the Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b) Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause 7.10(a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and the Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve the Borrower of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay the Administrative Agent, or allow the claim of the Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c) In the event that all or any portion of the Guaranteed Obligations are paid by the Borrower, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

ARTICLE 8

EVENTS OF DEFAULT

Section 8.01 Events of Default. If any of the following events (each, an “Event of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof, or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under any of the Loan Documents, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement, any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been incorrect in any material respect when made or deemed made (other than to the extent qualified by materiality or “Material Adverse Effect,” in which case, such representations and warranties shall be true and correct in all respects;

(d) any Obligor shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, Section 5.03 (solely with respect to such Obligor’s existence), Section 5.09, Section 5.10(a), Section 5.15 or in Article 6;

(e) any Obligor shall fail to observe or perform any covenant, condition or agreement contained in any of the Loan Documents (other than those specified in clause (a), (b) or (d) of this Article of this Agreement), and such failure shall continue unremedied for a period of 30 days after the earlier of (i) notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender) or (ii) receipt by the Administrative Agent of the notice required to be given by the Borrower pursuant to Section 5.02(a);

(f) the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure shall have continued after the applicable grace period, if any;

(g) after giving effect to any grace period, the Borrower or any Subsidiary shall fail to observe or perform any term, covenant, condition or agreement contained in any agreement(s) or instrument(s) governing any Material Indebtedness that results in Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets (including a Member Promissory Note) securing such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary or its debts, or of a substantial part of its assets, under any Debtor Relief Law or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Debtor Relief Law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Borrower or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) (i) one or more judgments for the payment of money in excess of $25,000,000 in the aggregate shall be rendered against the Borrower, any Subsidiary or any combination thereof (to the extent not paid or covered by a reputable and solvent independent third-party insurance company which has not disputed coverage) and the same shall remain undischarged or unpaid for a period of 30 consecutive days during which execution shall not be effectively stayed (or an action of similar effect in any jurisdiction outside the U.S.), or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Guarantor to enforce any such judgment and such action shall not be stayed (or an action of similar effect in any jurisdiction outside the U.S.) or (ii) any non-monetary judgment, writ or warrant of attachment or similar process shall be entered or filed against the Borrower, any Subsidiary or any combination thereof or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed (or an action of similar effect in any jurisdiction outside the U.S.) for a period of 30 consecutive days and such non-monetary judgment, writ, warrant of attachment or similar process would reasonably be expected to have a Material Adverse Effect;

(l) a Change in Control shall occur;

(m) one or more ERISA Events shall have occurred that (in the sole determination of the Lenders), individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; or

(n) at any time after the execution and delivery thereof, (i) the Guarantees under Article 7 hereof for any reason, other than the satisfaction in full of all Obligations and other than as permitted hereunder, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement or any other Loan Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any material portion of the Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of the Collateral Agent or any Secured Party to take any action within its control, or (iii) any Obligor shall contest the validity or enforceability of any Loan Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Loan Document to which it is a party or shall contest in any manner the validity or perfection of any Lien in any material portion of the Collateral purported to be covered by the Collateral Documents;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments and New Commitments, and thereupon the Commitments and New Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower or any Guarantor described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower or such Guarantor accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower or such Guarantor, and (iii) Administrative Agent may cause the Collateral Agent to enforce any and all Liens and security interests created pursuant to the Collateral Documents.

Section 8.02 Application of Funds. After the exercise of remedies provided for in Section 8.01 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest but including fees, charges and disbursements of counsel to the Agents and amounts payable pursuant to Section 2.13 and Section 2.14) payable to the Agents in their capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and fees payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders and amounts payable pursuant to Section 2.13 and Section 2.14)) payable to the Lenders, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid fees and interest on the Loans and other Obligations, ratably among the Secured Parties in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal, ratably among the Secured Parties, in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

ARTICLE 9

THE AGENTS

Each of the Lenders (including in any Lender’s other capacity hereunder and in its capacity under a Secured Swap Agreement) hereby irrevocably appoints Morgan Stanley Senior Funding, Inc. as each of the Administrative Agent and Collateral Agent (and Morgan Stanley Senior Funding, Inc. hereby accepts such appointment) and authorizes the Administrative Agent and the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent and the Collateral Agent by the terms of this Agreement or any other Loan Document, together with such actions and powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Administrative Agent and the Collateral Agent are hereby expressly authorized by the Lenders to (i) execute any and all documents (including any release) with respect to the Collateral, as contemplated by and in accordance with the provisions of this Agreement and any other Loan Document and (ii) negotiate, enforce or settle any claim, action or proceeding affecting the Lenders in their capacity as such, at the discretion of the Required Lenders, which negotiation, enforcement or settlement will be binding upon each Lender. Except, in each case, as set forth in the sixth paragraph of this Article, the provisions of this Article are solely for the benefit of the Agents and the Lenders, and the Borrower shall not have rights as a third party beneficiary of any such provisions.

The Person serving as the Administrative Agent and/or the Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as an Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder and without any duty to account therefor to the Lenders.

No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, no Agent: (a) shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02 or in the other Loan Documents); provided that such Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law, and (c) shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as such Agent or any of its Affiliates in any capacity. No Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Agents shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to such Agent by the Borrower or a Lender, and such Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless the Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Each Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as an Agent.

Subject to the appointment and acceptance of a successor Agent as provided in this paragraph, the Administrative Agent and the Collateral Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States; provided that, so long as no Event of Default shall have occurred and be continuing, the Borrower shall have the right to consent to such successor Administrative Agent or Collateral Agent (such consent not be unreasonably withheld or delayed). If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Administrative Agent or Collateral Agent may, on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above. Upon the acceptance of its appointment as either Administrative Agent or Collateral Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent or Collateral Agent (as applicable), and the retiring Administrative Agent or Collateral Agent (as applicable) shall be discharged from its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Article). Any Syndication Agent or Documentation Agent may resign at any time by giving prior written notice thereof to Lenders and the Obligors, whereupon all the rights, powers, privileges and duties of the resigning Syndication Agent or Documentation Agent, as applicable, hereunder shall automatically be assumed by, and inure to the benefit of, Administrative Agent, without any further act by such Syndication Agent or Documentation Agent, as applicable, the Administrative Agent or any Lender. The fees payable by the Borrower to any successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After an Agent’s resignation hereunder, the provisions of this Article and Section 10.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as an Agent.

Each Lender acknowledges that it has, independently and without reliance upon either Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

Anything herein to the contrary notwithstanding, none of the Arrangers shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent or a Lender hereunder.

No Lender Counterparty that obtains the benefits of any Loan Document or any Collateral shall have any right in connection with the management or release of the Collateral or of the obligations of any Obligor under the Loan Documents, including, without limitation, any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article 9 to the contrary, no Agent shall be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Swap Agreements. By accepting the benefits of the Collateral, each Lender Counterparty shall be deemed to have appointed the Administrative Agent to serve as administrative agent and collateral agent under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph.

Further, each Secured Party hereby irrevocably authorizes the Collateral Agent:

(a) to release any Lien on any property granted to or held by the Collateral Agent under any Loan Document (i) upon satisfaction of any conditions to release specified in any Collateral Document, (ii) that is disposed of or to be disposed of as part of or in connection with any disposition permitted hereunder or under any other Loan Document to any Person other than an Obligor, (iii) subject to Section 10.02, if approved, authorized or ratified in writing by the Required Lenders or Lenders, as applicable, (iv) owned by a Guarantor upon release of such Guarantor from its obligations under this Agreement, or (v) as expressly provided in the Collateral Documents;

(b) to release any Guarantor from its obligations hereunder if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder; and

(c) upon request of the Borrower, to take such actions as shall be required to subordinate any Lien on any property granted to the Collateral Agent to the holder of a Lien permitted by Section 6.02 or to enter into any intercreditor agreement with the holder of any such Lien.

Upon request by the Collateral Agent at any time, the Required Lenders will confirm in writing the Collateral Agent’s authority to release its interest in particular types or items of property, or to release any Guarantor from its obligations hereunder pursuant to this paragraph. In each case as specified in this Article 9, the Collateral Agent will, at the Borrower’s expense, execute and deliver to the applicable Obligor such documents as such Obligor may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted pursuant to the Loan Documents or any Secured Swap Agreement, or to release such Guarantor from its obligations hereunder or any Secured Swap Agreement, in each case in accordance with the terms of this Article 9.

Anything contained in any of the Loan Documents or any Secured Swap Agreement to the contrary notwithstanding, the Borrower, the Administrative Agent, the Collateral Agent, each Lender and each other Secured Party hereby agree that (i) no Secured Party (other than the Collateral Agent) shall have any right individually to realize upon any of the Collateral or to enforce the Guarantees set forth in Article 7 hereof, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Collateral Agent, on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by the Collateral Agent, and (ii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition.

Any such release of Guaranteed Obligations or otherwise shall be deemed subject to the provision that such Guaranteed Obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

The Arrangers, Documentation Agents and Syndication Agents shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.

ARTICLE 10

MISCELLANEOUS

Section 10.01 Notices.

(a) Subject to paragraph (b) below, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Borrower, to it at: 71 Stevenson, Suite 300 San Francisco, CA 94105, Attention: Treasurer, with a copy to Fenwick & West LLP, Attention: David Michaels, Esq., 555 California Street, San Francisco, CA 94104, (email: dmichaels@fenwick.com);

(ii) if to the Administrative Agent, to it at: Morgan Stanley Senior Funding, Inc., 1 New York Plaza, 41st Floor, New York, New York, 10004, Attention: Agency Team, with a copy to Skadden, Arps, Slate, Meagher & Flom LLP, 4 Times Square, New York, New York 10036, Attention: Stephanie L. Teicher; and

(iii) if to any other Lender to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

The Borrower agrees that the Administrative Agent may make the Communications (as defined below) available to the Lenders by posting the Communications on IntraLinks, the Internet or another similar electronic system (the “Platform”). THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications effected thereby (the “Communications”). No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) be responsible or liable for damages arising from the unauthorized use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission, except to the extent that such damages have resulted from the wilful misconduct or gross negligence of such Agent Party (as determined in a final, non-appealable judgment by a court of competent jurisdiction).

Section 10.02 Waivers; Amendments. No failure or delay by the Administrative Agent, the Collateral Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, Collateral Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

None of this Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided, however, that no such amendment, waiver or consent shall: (i) extend or increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby; provided, however, that notwithstanding clause (ii) or (iii) of this Section 10.02(a), only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the default rate set forth in Section 2.05, (iv) change Section 2.10(c), Section 2.10(d), Section 2.15 or any other Section hereof providing for the ratable treatment of the Lenders, in each case in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) release all or substantially all of the value of any Guarantees set forth in Article 7 hereof, or the Collateral without the written consent of each Lender, except to the extent the release of any Guarantor or Collateral is permitted pursuant to Article 9 or Section 10.17 (in which case such release may be made by the Administrative Agent or the Collateral Agent, as applicable, acting alone), (vi) change any of the provisions of this Section or the percentage referred to in the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender or (vii) waive any condition set forth in Section 4.01

(other than as it relates to the payment of fees and expenses of counsel) or Section 4.02 without the written consent of each Lender. Notwithstanding anything to the contrary herein, (i) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent hereunder without the prior written consent of the Administrative Agent or Collateral Agent, respectively, (ii) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each Affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender (y) the principal amount of any Defaulting Lender’s Loan, or the interest rate thereon or any fees payable hereunder to any Defaulting Lender may not be reduced without the consent of such Lender and (z) any waiver, amendment or modification requiring the consent of all Lenders or each Affected Lender that by its terms affects any Defaulting Lender more adversely than other Affected Lenders shall require the consent of such Defaulting Lender and (iii) this Agreement may be amended to provide for a New Commitment in the manner contemplated by Section 2.18 without the consent of the Required Lenders and (iv) no such amendment shall amend, modify or waive this Agreement or the Security Agreement so as to alter the ratable treatment of Obligations arising under the Loan Documents and Obligations arising under Secured Swap Agreements or the definition of “Lender Counterparty,” “Secured Swap Agreement,” “Obligations,” or “Secured Obligations” (as defined in any applicable Collateral Document), in each case in a manner adverse to any Lender Counterparty with Obligations then outstanding without the written consent of any such Lender Counterparty.

Section 10.03 Expenses; Indemnity; Damage Waiver.

(a) The Borrower shall pay (i) all reasonable and documented out of pocket expenses incurred by the Administrative Agent, the Collateral Agent, the Syndication Agents, the Documentation Agents, the Arrangers and their respective Affiliates, including, without limitation, the reasonable and documented fees, disbursements and other charges of one firm of counsel for the Administrative Agent, the Collateral Agent, the Syndication Agents, the Documentation Agents and the Arrangers, taken as a whole, (and if reasonably necessary (as determined by the Administrative Agent in consultation with the Borrower), of a single local counsel in each appropriate jurisdiction) in connection with the syndication of the credit facilities provided for herein, the preparation, execution, delivery and administration of this Agreement, any other Loan Document or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), with such limitations set forth in the Engagement Letter, and (ii) all documented out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, the Syndication Agents, the Documentation Agents, the Arrangers, or any Lender, including, without limitation, the fees, disbursements and other charges of one firm of counsel for the Administrative Agent, the Collateral Agent and the Arrangers, taken as a whole, (and if reasonably necessary (as determined by the Administrative Agent in consultation with the Borrower), of a single local counsel in each appropriate jurisdiction and in the case of an actual or potential conflict of interest where the Administrative Agent, the Collateral Agent or the Arrangers affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected person), in connection with the enforcement or protection of its rights in connection with this Agreement or any other Loan

Document, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) Each Obligor shall indemnify the Administrative Agent, the Collateral Agent, the Arrangers, the Syndication Agents, the Documentation Agents and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, and will have no liability for, any and all losses, claims, damages, liabilities, costs or reasonable and documented expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee by any third party or by the Borrower or any other Obligor arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or the Borrower or any Affiliate of the Borrower); provided that such indemnity shall not, as to any Indemnitee, be available (w) with respect to Taxes (and amounts relating thereto), the indemnification for which shall be governed solely and exclusively by Section 2.14, other than Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim, (x) to the extent that such losses, claims, damages, liabilities, costs or reasonable and documented expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee (or any Affiliate of such Indemnitee), (y) if arising from a material breach by such Indemnitee or one of its Affiliates of its obligations under this Agreement or any other Loan Document (as determined by a court of competent jurisdiction by final and non-appealable judgment) or (z) if arising from any dispute between and among Indemnitees that does not involve an act or omission by the direct parent of the Borrower, the Borrower or any of its Subsidiaries (as determined by a court of competent jurisdiction by final and non-appealable judgment) other than any proceeding against the Administrative Agent or Arrangers in such capacity.

(c) To the extent that any Obligor fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

(d) Without limiting in any way the indemnification obligations of the Obligors pursuant to Section 10.03(b) or of the Lenders pursuant to Section 10.03(c), to the extent permitted by applicable law, each party hereto shall not assert, and hereby waives, any claim against any Indemnitee or the Borrower or any of its Subsidiaries, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the Transactions or any Loan or the use of the proceeds thereof. No Indemnitee or Obligor shall be liable for (i) any indirect, special, exemplary, incidental, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) which may be alleged as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the Transactions or any Loan or the use of the proceeds thereof and (ii) any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee or Obligor as determined by a final and non-appealable judgment of a court of competent jurisdiction.

(e) All amounts due under this Section shall be payable promptly after written demand therefor.

Section 10.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (but not to the Borrower or an Affiliate thereof or any natural person) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee and provided, further, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 days after having received notice thereof; and

(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to an assignee that is a Lender immediately prior to giving effect to such assignment, an Affiliate of a Lender, or an Approved Fund.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 (or a greater amount that is an integral multiple of $1,000,000) unless each of the Borrower and the Administrative Agent otherwise consent; provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws;

(E) no such assignment shall be made to (1) any Obligor nor any Affiliate of a Obligor or (2) any Defaulting Lender or any of its subsidiaries, or any Person, who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (2); and

(F) in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

For the purposes of this Section, the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.12, Section 2.13, Section 2.14 and Section 10.03); provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent (or its agent or sub-agent appointed by it), acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register (a “Register”) for the recordation of the names and addresses of the Lenders, and the Commitment of, and amounts on the Loans owing to, each Lender pursuant to the terms hereof from time to time. The entries in the Register shall be conclusive (absent manifest error), and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice; provided that the information contained in the Register which is shared with each Lender (other than the Administrative Agent and its Affiliates) shall be limited to the entries with respect to such Lender including the principal amount of and stated interested on the Loans owing to such Lender. The Borrower agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 10.04(b)(iv), except to the extent that such losses, claims, damages or liabilities are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of the Administrative Agent. The Loans (including principal and interest) are registered obligations and the right, title, and interest of any Lender or its assigns in and to such Loans shall be transferable only upon notation of such transfer in the Register.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 10.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of, or notice to, the Borrower, or the Administrative Agent, sell participations to one or more banks or other entities (but not to the Borrower or an Affiliate thereof or any natural person) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.03(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each

Participant shall be entitled to the benefits of Section 2.12, Section 2.13 and Section 2.14 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.15 as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.13 or Section 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank or Central Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 10.05 Survival. All covenants, agreements, representations and warranties made by the Obligors herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that an Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Section 2.12, Section 2.13, Section 2.14 and Section 10.03 and Article 9 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments, the resignation of an Agent, the replacement of any Lender, or the termination of this Agreement or any provision hereof.

Section 10.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to any Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Obligor against any of and all the obligations of such Obligor now or hereafter existing under this Agreement or any other Loan Document held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.09 Governing Law; Jurisdiction.

(a) THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

(b) THE BORROWER AND EACH OTHER OBLIGOR HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER OBLIGOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION. THE BORROWER AND EACH OTHER OBLIGOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(c) EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.01. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

Section 10.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING

DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 10.12 Confidentiality.

(a) Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below) and to not use the Information for any purpose except in connection with the Loan Documents, except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors, or to any credit insurance provider relating to any Obligor and its obligations, in each case whom it reasonably determines needs to know such information in connection with this Agreement and the transactions contemplated hereby (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority or to the extent required by applicable laws or regulations or by any subpoena or similar legal process (in which case (except in connection with any request as part of any regulatory audit or examination conducted by bank accountants or any governmental or bank regulatory authority exercising or purporting to exercise examination or regulatory authority) the Administrative Agent or such Lender, as applicable, agrees, to the extent permitted by applicable law, to inform the Borrower promptly thereof), (iii) to any other party to this Agreement, (iv) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (v) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations; provided that such Participant, prospective Participant, prospective assignee, actual or prospective counterparty or advisor is advised of and agrees, in advance of such disclosure, in writing (pursuant to customary “click-through” procedures or otherwise) to be bound by either the provisions of this Section 10.12 or other provisions that are at least as restrictive as the provisions contained in this Section 10.12, (vi) with the consent of the Borrower or (vii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower that is not, to the Administrative Agent’s knowledge, subject to contractual or fiduciary confidentiality obligations owing to the

Borrower or any of its affiliates. For the purposes of this Section, “Information” means all information received from the Borrower, or from any of its Affiliates, representatives or advisors on behalf of the Borrower, relating to the Borrower or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or by any of its Affiliates, representatives or advisors on behalf of the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b) EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 10.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(c) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER AND ITS RELATED PARTIES OR ITS SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

Section 10.13 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 10.14 No Advisory or Fiduciary Responsibility. In connection with all aspects of each Transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Obligor acknowledges and agrees, and acknowledges its subsidiaries’ understanding, that: (a) (i) the arranging and other services regarding this Agreement provided by the Agent, the Syndication Agents, the Documentation Agents, the Arrangers, and the Lenders are arm’s-length commercial transactions between such Obligor and its Affiliates, on the one hand, and the Agent, the Syndication Agents, the Documentation Agents, the Arrangers, and the Lenders, on the other hand, (ii) such Obligor has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) such Obligor is capable of evaluating, and understands and accepts, the terms, risks and conditions of the Transactions contemplated hereby and by the other Loan Documents; (b) (i) each of the Agent, the Arrangers, the Syndication Agents, the Documentation Agents and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Obligor or any of its subsidiaries, or any other Person and (ii) neither the Agent, the Arrangers, the Syndication Agents, the Documentation Agents nor any Lender has any obligation to any Obligor or any of its Affiliates with respect to the Transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Agent, the Arrangers, the Syndication Agents, the Documentation Agents and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of such Obligor and its Affiliates, and neither the Agent, the Arrangers, the Syndication Agents, the Documentation Agents, nor any Lender has any obligation to disclose any of such interests to such Obligor or its Affiliates. To the fullest extent permitted by law, each Obligor hereby waives and releases any claims that it may have against the Agent, the Arrangers, the Syndication Agents, the Documentation Agents and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 10.15 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.16 USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act hereby notifies each Obligor that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies such Obligor, which information includes the name and address of such Obligor and other information that will allow such Lender to identify such Obligor in accordance with the USA Patriot Act. Each Obligor shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

Section 10.17 Release of Guarantors. In the event that all the Equity Interests in any Guarantor are sold, transferred or otherwise disposed of to a Person, the Borrower or its Restricted Subsidiaries in a transaction permitted under this Agreement, the Administrative Agent shall, at the Borrower’s expense, promptly take such action and execute such documents as the Borrower may reasonably request to terminate the guarantee of such Guarantor.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

LENDINGCLUB CORPORATION, as Borrower

By:	/S/ CARRIE DOLAN
	Name:	Carrie Dolan
	Title:	Chief Financial Officer

LC ADVISORS, LLC as Guarantor

By:	/S/ CARRIE DOLAN
	Name:	Carrie Dolan
	Title:	Chief Financial Officer